SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EIGER BIOPHARMACEUTICALS, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On August 29, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, August 29, 2016 at 9:30 a.m. local time at 366 Cambridge Ave., Palo Alto, CA 94306 for the following purposes:

1.	To elect the two nominees for director named herein to serve as Class I directors to hold office until the 2019 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

3.	To approve an amendment to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) to increase the authorized shares authorized for issuance under the 2013 ESPP by 57,323 shares.

4.	To approve an amendment and restatement of the Company’s 2013 Equity Incentive Plan (the “2013 EIP”).

5.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is July 8, 2016. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on

Monday, August 29, 2016 at 9:30 a.m. local time at 366 Cambridge Ave., Palo Alto, CA 94306.

The proxy statement and annual report to shareholders

are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Secretary

Palo Alto, California

July 22, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EIGER BIOPHARMACEUTICALS, INC.

350 CAMBRIDGE AVE., SUITE 350

PALO ALTO, CA 94306

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Eiger BioPharmaceuticals, Inc. (sometimes referred to as the “Company” or “Eiger”) is soliciting your proxy to vote at the 2016 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about July 22, 2016 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Monday, August 29, 2016 at 9:30 a.m. local time at 366 Cambridge Ave., California 94306. Information on how to vote in person at the annual meeting is below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on July 8, 2016 will be entitled to vote at the annual meeting. On this record date, there were 7,102,988 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on July 8, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 8, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two Class I directors;

•	Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	Approval of the amendment of the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) to increase the aggregate number of shares of common stock authorized for issuance under the plan by 57,323 shares; and

•	Approval of the amendment and restatement of the Company’s 2013 Equity Incentive Plan (the “2013 EIP”) to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,296,683 shares.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 28, 2016 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on August 28, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from

Eiger. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 8, 2016.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3 and 4 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, “For” the approval of the amendment of the 2013 ESPP, and “For” the amendment and restatement of the 2013 EIP. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Eiger’s Secretary at 350 Cambridge Avenue, Suite 350, Palo Alto, California 94306.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 24, 2017, to Eiger’s Secretary at 350 Cambridge Avenue, Suite 350, Palo Alto, California 94306. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than May 1, 2017, and no later than May 31, 2017; provided, however, that if our 2017 annual meeting of shareholders is held before July 30, 2017, or after September 28, 2017, notice by the shareholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3 and 4, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	No effect	None

2	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Amendment to the 2013 ESPP to increase the aggregate number of shares of common stock authorized under the plan by 57,323 shares.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

4	Amendment and restatement of the 2013 EIP to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2013 EIP by 1,296,683 shares.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of both nominees for director in Proposal 1, “For” the ratification of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016, “For” the approval of an amendment to the 2013 ESPP to increase the number of shares authorized for issuance under the 2013 ESPP by 57,323 shares and “For” the approval of the amendment and restatement of the 2013 EIP to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2013 EIP by 1,296,683 shares.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 7,102,988 shares outstanding and entitled to vote. Thus, the holders of 3,551,495 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to shareholders are available at www.proxyvote.com.

Why do you discuss both Celladon Corporation and Eiger BioPharmaceuticals, Inc. in this Proxy Statement?

On March 22, 2016, Celladon Corporation (“Celladon”), completed a business combination with privately-held Eiger BioPharmaceuticals, Inc. (“Private Eiger”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among Celladon, Celladon Merger Sub, Inc. or Merger Sub, and Private Eiger (“the Merger Agreement”), pursuant to which Merger Sub merged with and into Private Eiger, with Private Eiger surviving as a wholly-owned subsidiary of Celladon (the “Merger”). Immediately following the Merger, Celladon changed its name to “Eiger BioPharmaceuticals, Inc.” In connection with the closing of the Merger, our common stock began trading on The NASDAQ Global Market under the ticker symbol “EIGR” on March 23, 2016.

The former executive officers and a majority of the Board of Directors of Celladon resigned concurrent with the closing of the Merger. In addition, in April 2016, we dismissed Celladon’s independent registered public accounting firm, Ernst & Young LLP, and appointed the independent registered public accounting firm of Private Eiger, KPMG LLP, as auditor of the combined company. Throughout this Proxy Statement we discuss both the former executive officers and members of the Board of Directors of Celladon and the current executive officers and members of the Board of Directors of Eiger BioPharmaceuticals, Inc., the combined company.

In connection with the Merger, the shareholders of Celladon approved a reverse stock split at a ratio of one new share for every fifteen shares then outstanding (the “Reverse Stock Split”). All share and per share amounts in this Proxy Statement reflect the Reverse Stock Split unless otherwise noted. On March 22, 2016, upon the completion of the Merger, the Company issued shares of its common stock to Private Eiger shareholders at an exchange rate of approximately 0.0875 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of Private Eiger common stock outstanding prior to the Merger. Immediately following the Merger, the former Private Eiger shareholders, warrantholders and optionholders owned approximately 78% of the fully-diluted common stock of the Company, with the Celladon shareholders and optionholders immediately prior to the Merger owning approximately 22% of the fully-diluted common stock of the Company.

All references to “Eiger,” “we,” “us” or “our” in this Proxy Statement mean Eiger BioPharmaceuticals, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2016: David Cory and Nina Kjellson, each of whom is a nominee for director and currently a director of the Company. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of the nominees for reelection. Each of David A. Cory, Nina Kjellson, Thomas J. Dietz, Charles Bramlage, Edgar G. Engleman and Jeffrey S. Glenn are currently directors of the Company. If elected at the annual meeting, each of the Class I nominees would serve until the 2019 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Eiger. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of June 30, 2016 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
David A. Cory	53	Class I
Thomas J. Dietz, Ph.D.	53	Class III
Charles Bramlage	56	Class III
Edgar G. Engleman, M.D.	69	Class II
Nina Kjellson.	42	Class I
Jeffrey S. Glenn, M.D., Ph.D.	53	Class II

NOMINEES FOR ELECTION TO CLASS I FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

David Cory, R.Ph. David Cory has been the President and Chief Executive Officer of Private Eiger since 2009 and assumed the same positions at the Company in March 2016. Previously, Mr. Cory was Chief Executive Officer of DiObex from 2007 to 2008 and President and Chief Operating Officer at Prestwick Pharmaceuticals from 2004 to 2006. Mr. Cory was Co-Founder and Acting Chief Commercial Officer at CoTherix in 2003 and Senior Vice President of Sales and Marketing at InterMune from 2000 to 2003. Previously, Mr. Cory held positions of increasing responsibility in Commercial Operations at Glaxo, Glaxo Wellcome, and Glaxo Smith

Kline. Mr. Cory earned a B.S. in Pharmacy from the University of Cincinnati, College of Pharmacy and an M.B.A. from the University of Maryland University College. We believe Mr. Cory’s qualifications to sit on the board of directors include his extensive management and commercial experience in the biopharmaceutical industry.

Nina Kjellson. Nina Kjellson has been a member of Private Eiger’s board of directors since her appointment in 2008 and assumed the same position at the Company in March 2016. Ms. Kjellson is currently a general partner at Canaan Partners, a venture capital firm. Prior to joining Canaan Partners, Ms. Kjellson held various roles at InterWest Partners, a venture capital firm, from 2002 to September 2015, most recently as a general partner. Prior to joining InterWest, Ms. Kjellson was an investment manager at Bay City Capital, a life sciences merchant bank from 1999 to 2000, and a research associate at Oracle Partners, a healthcare-focused hedge fund. From 1997 to 1999, Ms. Kjellson conducted health policy and survey research with the Kaiser Family Foundation. Ms. Kjellson currently also serves on the board of directors of Lycera Corp., Ocera Therapeutics Inc., and Welltok, Inc. Ms. Kjellson received a B.S. in human biology from Stanford University. We believe Ms. Kjellson’s qualifications to sit on the board of directors include her extensive experience in venture capital and biopharmaceutical industries.

CLASS II DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Edgar Engleman, M.D. Edgar Engleman has been a member of Private Eiger’s board of directors since his appointment in 2008 and assumed the same position at the Company in March 2016. Dr. Engleman is a founding member and Managing Partner of Vivo Capital, LLC, founded in 1996. Dr. Engleman has been a Professor of Pathology and Medicine at Stanford University School of Medicine since 1978, where he oversees the Stanford Blood Center and his own immunology research group. Dr. Engleman currently serves on the boards of several private biotechnology companies and two public companies, Capnia and RegenX. He has co-founded a number of biopharmaceutical companies including Cetus Immune in 1980, Genelabs in 1983, Dendreon in 1992 and Medeor in 2013. He received his B.A. from Harvard University and his M.D. from Columbia University School of Medicine. He also completed residency training in internal medicine at the University of California, San Francisco, and training in immunology, rheumatology and transfusion medicine at Stanford University School of Medicine. We believe Dr. Engleman’s qualifications to sit on the board of directors include his medical and research background and extensive experience in the biopharmaceutical industry.

Jeffrey Glenn, M.D., Ph.D. Jeffrey Glenn has been a member of Private Eiger’s board of directors since his appointment in 2008 and assumed the same position at the Company in March 2016. Dr. Glenn has been an Associate Professor of Medicine, Division of Gastroenterology & Hepatology, and Microbiology & Immunology at Stanford University School of Medicine since 2000, and the Director of the Center for Hepatitis and Liver Tissue Engineering since 2006. Dr. Glenn is also the scientific founder of Eiger. Dr. Glenn earned an A.B. in biochemistry and French civilization form University of California, Berkeley and both a M.D. and Ph.D. in biochemistry from University of California, San Francisco. He also completed an internal medicine residency and a gastroenterology fellowship at Stanford University Medical Center. We believe Dr. Glenn’s qualifications to sit on the board of directors include his medical and research background.

CLASS III DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Thomas Dietz, Ph.D. Thomas Dietz has been a member of Private Eiger’s board of directors since his appointment in October 2015 and assumed the same position at the Company in March 2016. Dr. Dietz has served as Chairman and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role there. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis. We believe Dr. Dietz’s qualifications to sit on the board of directors include his medical and research background and extensive finance and executive experience in the financial services industry.

Charles J. Bramlage. Charles J. Bramlage, has served as a member of our board of directors since March 2016. Mr. Bramlage has also served as Chief Executive Officer of Pearl Therapeutics, Inc. since February 2011. He previously served as president of pharmaceutical products at Covidien plc (NYSE: COV) from 2008 to 2011. Mr. Bramlage served as the President of European Operations at Valeant Pharmaceuticals International, Inc. (NYSE: VRX ) from 2004 to 2008 and President and Chief Executive Officer of BattellePharma, Inc., a specialty pharmaceutical company developing inhaled products from 2001 to 2004. From 1983 to 2001, Mr. Bramlage held positions of increasing responsibility at GlaxoSmithKline plc (LSE/NYSE: GSK) in product management, sales management, sales, and sales training, ultimately becoming Vice-President of Respiratory Global Commercial Development and Vice-President of U.S. Respiratory and Cardiovascular Marketing, where he led the team responsible for the global launch of Seretide®/Advair® and the U.S. launch of Flovent®. Mr. Bramlage currently also serves on the board of directors of Biodelivery Sciences International Inc. Mr. Bramlage received a B.S. in Marketing from The Ohio State University-The Max M. Fisher College of Business and received an M.B.A in Finance from the University of Dayton. We believe Mr. Bramlage’s qualifications to sit on the board of directors include his extensive experience in the biopharmaceutical industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Cory, by virtue of his position as President and Chief Executive Officer, each of the Company’s directors is independent within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Dr. Dietz, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 15 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors: Thomas Dietz, Jeffrey Glenn and Charles Bramlage. The chair of our Audit Committee is Thomas Dietz. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to shareholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Dr. Dietz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Dietz’s level of knowledge and experience based on a number of factors, including the scope of his experience and nature of his employment in the corporate finance sector.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary functions of the Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Thomas Dietz

Jeffrey Glenn

Charles Bramlage

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Dietz, Mr. Bramlage and Ms. Kjellson. The chair of our compensation committee is Mr. Bramlage. The Compensation Committee met three times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under NASDAQ listing standards and the rules and regulations of the SEC, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Code.

The functions of the Compensation Committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;

•	evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the

Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence.

In January 2016, Private Eiger retained Radford, and Aon Hewitt Company (“Radford”) a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies. Private Eiger requested that Radford conduct a review of its compensation structure and policies and assist in designing and implementing an executive compensation structure program for a newly public company. Following the completion of the Merger, Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee approved the recommendations.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of two directors: Nina Kjellson (Chair) and Edgar Engleman. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and

Corporate Governance Committee met once during the fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to shareholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Eiger BioPharmaceuticals, Inc., 350 Cambridge Avenue, Suite 350, Palo Alto, CA 94306, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company shareholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such shareholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to shareholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. The Company believes its responsiveness to shareholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for shareholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Investors Corporate Governance section of our website, which is located at www.eigerbio.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting. KPMG LLP served as the independent registered public accounting firm of Private Eiger, the accounting acquirer in the Merger and has audited the Private Eiger’s financial statements beginning with the year ended December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Celladon for the fiscal years ended December 31, 2015 and 2014, by Ernst & Young LLP, Celladon’s independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014, and aggregate fees billed to Private Eiger for the fiscal years ended December 31, 2015 and 2014, by KPMG LLP, Private Eiger’s independent registered public accounting form for the fiscal year ended December 31, 2015:

	Fiscal Year Ended
	2015		2014
	E&Y	KPMG	E&Y	KPMG
Audit Fees(1)	$205,743	$200,371	$333,023	$75,000
Audit-related Fees(2)	35,000	448,167	22,300	—
Tax Fees(3)	42,900	—	60,144	—
All Other Fees(4)	1,970	—	1,995	—
Total Fees	$285,631	$648,538	$417,462	$75,000

(1)	Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Registration Statement on Form S-4 filed with the SEC, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.
(3)	Tax Fees consist of international and domestic tax studies, consulting and planning.
(4)	Includes amounts billed for annual subscription to Ernst and Young LLP’s online resource library.

All fees described above were pre-approved by the Celladon Audit Committee or Private Eiger’s Board, as applicable.

In connection with the audit of the 2015 financial statements of Private Eiger, Private Eiger entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

Effective April 22, 2016 the Company engaged KPMG LLP as its independent registered public accounting firm. During the fiscal years ended December 31, 2014 and December 31, 2015, and the subsequent interim period through April 22, 2016, none of Celladon, Private Eiger, the Company nor anyone acting on their respective behalves consulted with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTING FIRM

Ernst & Young LLP

Ernst & Young LLP served as the independent registered public accounting firm for the audit of the Celladon’s financial statements for the years ended December 31, 2014 and 2015. On April 22, 2016, following the closing of the Merger, the Audit Committee approved the dismissal of Ernst & Young LLP.

The reports of Ernst & Young on the Company’s financial statements for each of the two fiscal years ended December 31, 2014, and December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2014, and December 31, 2015, and the subsequent interim periods through April 22, 2016, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in their reports. There were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2014, and December 31, 2015, and the subsequent interim periods through April 22, 2016.

Ernst & Young LLP’s letter to the SEC stating its agreement with the statements in these paragraphs was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 22, 2016.

Representatives of Ernst & Young LLP are not expected to be present at the annual meeting.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE EIGER BIOPHARMACEUTICALS, INC.

AMENDED 2013 EMPLOYEE STOCK PURCHASE PLAN

Overview

We are asking our shareholders to approve the 2013 ESPP (“2013 ESPP”), as amended by our Board in June 2016 to add 57,323 shares of our common stock to our existing share reserve. We refer to the 2013 ESPP, as amended by our Board in June 2016, as the “Amended 2013 ESPP” throughout this proxy statement.

Shareholders are requested in this Proposal 3 to approve the Amended 2013 ESPP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve the Amended 2013 ESPP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Reasons to Approve the 2013 ESPP

The 2013 ESPP was originally approved by our Board in September 2013 and our shareholders in October 2013 in connection with our initial public offering, and became effective on June 30, 2014. Initially, the aggregate number of shares of our common stock that was reserved for issuance pursuant to purchase rights under the 2013 ESPP was 165,732 shares. Additionally, the number of shares of our common stock reserved for issuance under the 2013 ESPP would automatically increase on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2023, by the lesser of (i) 1.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 384,307 shares or (iii) a lesser number of shares determined by our Board. As a result, an aggregate of 474,450 new shares were added pursuant to automatic increases that occurred on January 1, 2015 and January 1, 2016.

Following the Reverse Stock Split that took place in connection with the Merger, 42,677 shares were reserved for issuance under the 2013 ESPP and the number of shares of our common stock reserved for issuance under the 2013 ESPP would automatically increase on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2023, by the lesser of (i) 1.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 25,620 shares or (iii) such lesser number of shares determined by our Board.

In May 2016, following the Merger, our Compensation Committee approved certain amendments to the 2013 ESPP that did not require the approval of our shareholders to, among other things: (i) change the name of the 2013 ESPP from the “Celladon Corporation 2013 Employee Stock Purchase Plan” to the “Eiger BioPharmaceuticals, Inc. 2013 Employee Stock Purchase Plan”; (ii) allow the Board to provide that persons who initially elected to not participate in an ongoing offering with multiple purchase periods (as defined in the 2013 ESPP) may subsequently be able to elect to participate in such offering prior to the commencement of the next purchase period; (iii) provide that the accumulated contributions that remain in a participant’s account after the final purchase date (as defined in the 2013 ESPP) of an offering will be distributed in full to the participant; and (iv) provide that a “corporate transaction” will include any sale or disposition of more than 50% of the Company’s outstanding securities.

As of June 30, 2016, an aggregate of 1,653 shares (25,021 shares pre-split) of the Company’s Common Stock have been purchased under the 2013 ESPP. Only 41,024 shares of Common Stock (plus any shares that might in the future be returned to the 2013 ESPP) remained available for future purchase under the 2013 ESPP.

In June 2016, our Board approved amending the 2013 ESPP, subject to shareholder approval, to (i) increase the number of shares of our common stock authorized for issuance under the 2013 ESPP by an additional 57,323 shares to a total of 100,000 shares and (ii) provide that the number of shares of our common stock reserved for issuance under the 2013 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2017, and continuing through and including January 1, 2025, by the lesser of (i) 1.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 165,000 shares or (iii) a lesser number of shares determined by our Board. Our Board adopted such amendments in order to ensure that the Company can continue to allow participants in 2013 ESPP to continue to purchase shares in the 2013 ESPP. In adopting such amendments, the Board consulted with and considered the recommendations of Radford, its compensation consultant. If approved by our shareholders, the increase in the share reserve of the 2013 ESPP will become effective as of the Annual Meeting date. The Board believes that the approval of the Amended 2013 ESPP is necessary to enable us to grant purchase rights to our employees to assist us in attracting, retaining and motivating qualified employees and in aligning their long-term interests with those of our shareholders.

Description of the Amended 2013 ESPP

The material features of the Amended 2013 ESPP are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2013 ESPP. Shareholders are urged to read the actual text of the Amended 2013 ESPP, which is appended to this proxy statement as Appendix A and may be accessed from the SEC’s website at www.sec.gov.

Purpose

The purpose of the Amended 2013 ESPP is to provide a means by which our employees (and any parent or subsidiary of our company designated by the Board to participate in the Amended 2013 ESPP) may be given an opportunity to purchase common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of our company and our affiliates.

Purchase rights granted under the Amended 2013 ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code.

Administration

The Board administers the Amended 2013 ESPP and has the final power to construe and interpret both the Amended 2013 ESPP and the purchase rights granted under it. The Board has the power, subject to the provisions of the Amended 2013 ESPP, to determine when and how purchase rights to purchase common stock will be granted, the provisions of each offering of such purchase rights (which offering need not be identical), and whether employees of any parent or subsidiary of our company will be eligible to participate in the Amended 2013 ESPP.

The Board has the power to delegate administration of the Amended 2013 ESPP to a committee composed of not fewer than one member of our Board. Our Board has delegated administration of the Amended 2013 ESPP to the Compensation Committee. The Board and the Compensation Committee are considered to be the “plan administrator” for purposes of this Proposal.

Shares Available for Awards

Subject to this Proposal, (i) 100,000 shares will be authorized for issuance pursuant to purchase rights under the Amended 2013 ESPP and (ii) the number of shares of our common stock reserved for issuance under the Amended 2013 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2017, and continuing through and including January 1, 2025, by the lesser of (i) 1.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 165,000 shares or (iii) a lesser number of shares determined by our Board. If purchase rights granted under the Amended 2013 ESPP expire, lapse or otherwise terminate without being exercised, the shares not purchased under such purchase rights will again become available for issuance under the.

As of June 30, 2016, there were 41,024 shares available for purchase under the Amended 2013 ESPP. As of June 30, 2016, the closing price of our common stock as reported on the NASDAQ Global Market was $19.82 per share and a total of 7,102,988 shares of our common stock were outstanding. As of June 30, 2016, 1,653 shares have been purchased under the 2013 Plan.

Offerings

The Amended 2013 ESPP is implemented by offerings of purchase rights to all eligible employees from time to time. The maximum length for an offering under the Amended 2013 ESPP is 27 months. The provisions of separate offerings need not be identical. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of common stock, subject to certain limitations.

Eligibility

Generally, each regular employee (including officers) employed by us (or a parent or subsidiary company if the Board designates such company as eligible to participate) may participate in offerings under the Amended 2013 ESPP, provided that the employee has been continuously employed by us (or a parent or subsidiary company, if applicable) for such period as the Board may require, but in no event may the required period of continuous employment be greater than two years. In addition, the Board may provide that employees who are customarily employed for less than 20 hours per week or less than five months per calendar year are not eligible to participate in the Amended 2013 ESPP. The Board also may provide in any offering that certain employees who are “highly compensated” as defined in the Code are not eligible to participate in the Amended 2013 ESPP.

In any event, no employee may participate in the Amended 2013 ESPP if, immediately after an employee is granted a purchase right, the employee would own, directly or indirectly, shares possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary companies of the Company (including any shares which the employee may purchase under all outstanding purchase rights and options).

As of June 30, 2016, approximately 12 of our employees are eligible to participate in the Amended 2013 ESPP.

Participation in the Amended 2013 ESPP

Eligible employees enroll in the Amended 2013 ESPP by delivering to us, prior to the date selected by our plan administrator as the offering date for the offering, an agreement authorizing payroll deductions. Currently, such payroll deductions are limited to up to 15% of an employee’s base salary during the offering. Overtime, bonus, commissions and non-cash compensation, such as spread on the exercise of an option may be excluded.

$25,000 Limit

No employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time his or her purchase rights are granted) under all employee stock purchase plans of our company and our parent and subsidiary corporations in any calendar year; provided that any unused limit in one year may be carried over to the extent permitted in the tax laws.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the Amended 2013 ESPP may not be less than the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of common stock on the purchase date. If the scheduled purchase date is not a trading day, the purchase will occur on the immediately preceding trading day.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid through payroll deductions that accumulate over the course of the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions during an offering. All payroll deductions made on behalf of a participant are credited to his or her account under the Amended 2013 ESPP and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account.

Purchase of Stock

In connection with offerings made under the Amended 2013 ESPP, our plan administrator may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the number of shares of common stock remaining available under the Amended 2013 ESPP, or the maximum number of shares that may be purchased on a single purchase date across all offerings, our plan administrator would make a pro rata allocation (based on each participant’s accumulated payroll deductions) of available shares. Unless otherwise specifically provided in the offering, the amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares on the final purchase date of an offering will be distributed in full to the participant at the end of such offering, without interest. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

Withdrawal

While each participant in the Amended 2013 ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Amended 2013 ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, except as otherwise provided in the offering.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s purchase rights in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not prevent such employee from participating in subsequent offerings under the Amended 2013 ESPP.

Reset Feature

Our plan administrator has the authority to provide that if the fair market value of a share of our common stock on the first day of any purchase period within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the first day of that purchase period and the participants’ purchase rights in the original offering period will terminate.

Termination of Employment

Unless otherwise specified by our plan administrator, a participant’s purchase rights under any offering under the Amended 2013 ESPP terminate immediately upon cessation of an employee’s employment for any reason (subject to any post-employment participation period required by law), and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Purchase rights granted under the Amended 2013 ESPP are not transferable except by will, the laws of descent and distribution, or by a beneficiary designation. During the lifetime of the participant, such purchase rights may only be exercised by the participant.

Adjustment Provisions

Upon certain transactions by our company, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the Amended 2013 ESPP share reserve, the outstanding purchase rights thereunder, and any purchase limits will be appropriately adjusted as to the type, class and maximum number of shares subject thereto.

Effect of Certain Corporate Transactions

In the event of:

•	a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of our company and its subsidiaries;

•	a sale or other disposition of more than 50% of the outstanding securities of our company;

•	a merger, consolidation or similar transaction following which our company is not the surviving corporation; or

•	a merger, consolidation or similar transaction following which our company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise (collectively, a “corporate transaction”), any surviving or acquiring corporation may assume or continue outstanding purchase rights under the Amended 2013 ESPP or may substitute similar rights. If any surviving or acquiring corporation does not assume or continue such purchase rights or substitute similar rights, then the participants’ accumulated payroll deductions will be used to purchase shares of common stock prior to the corporate transaction under the ongoing offering and the participants’ purchase rights under the ongoing offering will terminate immediately after such purchase.

Duration, Amendment and Termination

Because each eligible employee will make his or her own decision whether and to what extent to participate in the Amended 2013 ESPP, it is not possible for us to determine with specificity the period for which the Amended 2013 ESPP share reserve will be sufficient to cover future purchases of shares.

The Board may amend, suspend or terminate the Amended 2013 ESPP at any time. However, except in regard to capitalization adjustments, any amendment to the Amended 2013 ESPP must be approved by the shareholders if the amendment would:

•	materially increase the number of shares of common stock available for issuance under the Amended 2013 ESPP;

•	materially expand the class of individuals eligible to participate under the Amended 2013 ESPP;

•	materially increase the benefits accruing to participants under the Amended 2013 ESPP or materially reduce the price at which shares of common stock may be purchased under the Amended 2013 ESPP;

•	materially extend the term of the Amended 2013 ESPP; or

•	expand the types of awards available for issuance under the Amended 2013 ESPP;

but in each case, only to the extent shareholder approval is required by applicable law or listing requirements.

The Board may amend outstanding purchase rights without a participant’s consent if such amendment is necessary to ensure that the purchase right and/or the Amended 2013 ESPP complies with the requirements of Section 423 of the Internal Revenue Code of 1986.

Purchase rights granted before amendment or termination of the Amended 2013 ESPP will not be impaired by any amendment or termination of the Amended 2013 ESPP without consent of the employee to whom such purchase rights were granted, except with the consent of the participant, as necessary to comply with applicable laws, or as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Federal Income Tax Information

Purchase rights granted under the Amended 2013 ESPP are intended to qualify for favorable federal income tax treatment associated with purchase rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right, until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of: (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (2) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income.

Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of purchase rights under the Amended 2013 ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the Amended 2013 ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Amended 2013 ESPP.

Plan Benefits

The following table sets forth information about shares of our common stock that were purchased under the 2013 ESPP as of June 30, 2016 by the persons and groups of persons set forth below.

Name	Number of shares
Named executive officers
Krisztina M. Zsebo, Ph.D.	208
Chief Executive Officer
Paul B. Cleveland	—
President and Chief Executive Officer
Fredrik Wiklund	208
President and Chief Executive Officer
Andrew C. Jackson	105
Chief Financial Officer
Elizabeth E. Reed	11
Vice President and General Counsel
Rebecque J. Laba	192
Vice President, Corporate Operations
All current executive officers as a group	—
All current non-employee directors as a group	—
Each associate of any director or executive officer	—
Each other person who received or is to receive 5% of purchase rights granted under the Amended 2013 ESPP	—
All employees, including all current officers who are not executive officers, as a group	929

Required Vote and Board Recommendation

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

The Board believes that approval of Proposal No. 3 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED

2013 EQUITY INCENTIVE PLAN

Overview

We are asking our shareholders to approve the 2013 Equity Incentive Plan (“2013 Plan”), as amended and restated by our Board in June 2016 to: (i) to increase the number of shares of our common stock that may be issued pursuant to stock awards under our 2013 Plan by (a) 1,296,683 new shares and (b) the number of shares remaining for issuance under our 2009 Equity Incentive Plan at the time that the amendment and restatement becomes effective, (ii) provide that the number of shares reserved for issuance under the 2013 Plan will automatically increase on the first day of each fiscal year for a period of ten years beginning on January 1, 2017, (iii) set limits on the total value of equity and cash compensation that may be paid to any of our non-employee directors during any one fiscal year, and (iv) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ( the “Code”), approve (a) the applicable award limits for purposes of compliance with Section 162(m), (b) the performance criteria upon which performance goals may be based with respect to performance awards under the 2013 Plan, and (c) the permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2013 Plan. We refer to the 2013 Plan, as amended by our Board in June 2016, as the “Amended 2013 Plan” throughout this proxy statement.

Shareholders are requested in this Proposal 4 to approve the Amended 2013 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve the Amended 2013 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Reasons to Approve the Amended 2013 Plan

The 2013 Plan was originally approved by our Board and our shareholders in September 2013 in connection with our initial public offering. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 Plan was initially 3,043,643 shares, which number was the sum of (1) 1,473,738 shares, plus (2) the number of shares (not to exceed 1,569,905 shares) (i) reserved for issuance under our 2012 Equity Incentive Plan (“2012 Plan”) at the time our 2013 Plan becomes effective, and (ii) any shares subject to outstanding stock options or other stock awards that were granted under our 2012 Plan or 2001 Stock Option Plan (“2001 Plan”) that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under the 2013 Plan originally provided for automatic increases on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2023, by 5.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. As a result, an aggregate of 2,372,254 new shares was added pursuant to automatic increases that occurred on January 1, 2015 and January 1, 2016.

In March 2016, in connection with the Merger, our shareholders approved the Reverse Stock Split. Following the Reverse Stock Split, 258,150 shares were reserved for issuance under the 2013 Plan.

As of June 30, 2016, awards (net of shares returned to the 2013 Plan) covering an aggregate of 160,103 shares of the Company’s Common Stock have been granted under the 2013 Plan. None of these awards are currently outstanding. Only 283,623 shares of our common stock (plus any shares that might in the future be returned to the 2013 Plan) remained available for future grant under the 2013 Plan. As of June 30, 2016, the closing price of the Company’s Common Stock as reported on the NASDAQ Global Select Market was $19.82 per share.

In July 2016 our Board amended and restated our 2013 Plan, subject to and effective upon shareholder approval, to among other things:

•	increase the number of shares of our common stock authorized for issuance under the 2013 Plan by an additional 1,296,683 shares and the number of unallocated shares remaining available for the grant of new awards under the 2009 Plan as of the effective date of the amendment and restatement;

•	provide that the number of shares of our common stock authorized for issuance under the 2013 Plan will automatically increase on the first day of each fiscal year for a period of not more than ten years from the date the Amended 2013 Plan is approved by the shareholders of the Company, beginning on January 1, 2017, by 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares determined by our Board;

•	revise (a) the applicable award limits, (b) the performance criteria upon which performance goals may be based with respect to performance awards under the 2013 Plan, and (c) the permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2013 Plan; and

•	provide that the maximum number of shares of our common stock subject to stock awards granted during a single calendar year to any non-employee director under the Amended 2013 Plan, taken together with any cash fees paid to such non-employee director during such calendar year for services on the Board, will not exceed $300,000 in total value.

Our Board amended and restated the 2013 Plan to increase the number of shares of our common stock authorized for issuance under the 2013 Plan in order to ensure that the Company can continue to grant equity incentive awards at levels determined appropriate by our Board. In amending and restating the 2013 Plan, the Board consulted with and considered the recommendations of Radford, its compensation consultant. If approved by our shareholders, the increase in the share reserve of the 2013 Plan will become effective as of the Annual Meeting date.

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for all of our employees, officers and directors. We expect to hire new employees to support the continued growth of our business, which will result in additional grants of equity awards. Approval of the Amended 2013 Plan will allow us to continue to grant equity awards at levels our compensation committee determines to be appropriate in order to attract the most qualified employees as well as to retain our existing personnel and provide incentives for such persons to exert maximum efforts for our success and ultimately increase shareholder value. The Amended 2013 Plan allows the Company to continue to utilize a broad array of equity incentives with flexibility in designing such incentives.

Our Board adopted a limit on director compensation in order to place a reasonable limit on the aggregate amount of equity and cash compensation that may be awarded to any one non-employee director during any one calendar year. In setting such a limit, our Board considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors along with industry benchmarks in consultation with Radford, its independent compensation consultant. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment, while also placing meaningful restrictions on the amount of compensation that may be awarded to our non-employee directors.

Approval of the Amended 2013 Plan by our shareholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the Amended 2013 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1,000,000. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation and we believe it is in the best interests of us and our shareholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section

162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by shareholders and, accordingly, our shareholders are requested to approve the Amended 2013 Plan, which includes revised terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the Amended 2013 Plan and revisions to the permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the Amended 2013 Plan.

The Amended 2013 Plan Combines Compensation and Governance Best Practices

The Amended 2013 Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

•	Submission of amendments to the Amended 2013 Plan to shareholders. The Amended 2013 Plan requires shareholder approval for material amendments to the Amended 2013 Plan, including any increase in the number of shares reserved for issuance under the Amended 2013 Plan.

•	Flexibility in designing equity compensation scheme. The Amended 2013 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, other stock awards and performance cash awards. By providing this flexibility, we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

•	Broad-based eligibility for equity awards. We grant equity awards to a large portion of our employees. By doing so, we tie our employees’ interests with shareholder interests and motivate our employees to act as owners of the business.

•	Limit on equity awards. The Amended 2013 Plan limits the number of shares of our common stock that may be granted to any one participant during any one fiscal year.

•	Limit on non-employee director compensation. The Amended 2013 Plan provides for a limit on the aggregate amount of equity and cash compensation that may be awarded to any one non-employee director during any one fiscal year.

Burn Rate and Overhang

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Board monitors our annual stock award burn rate, dilution and overhang, among other factors, in its efforts to maximize shareholders’ value by granting what, in the Board’s judgment, are the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, consultants and directors.

Description of the Amended 2013 Plan

The material features of the Amended 2013 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2013 Plan. Shareholders are urged to read the actual text of the Amended 2013 Plan in its entirety, which is appended to this proxy statement as Appendix B.

Types of Awards

The terms of the Amended 2013 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

If this Proposal 4 is approved, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Amended 2013 Plan will not exceed the sum of (i) 100,001 shares, plus (ii) 1,296,683 new shares that are subject to shareholder approval of this Amended 2013 Plan, plus (iii) the number of shares reserved for issuance under our 2012 Plan at the time our 2013 Plan became effective, plus (iv) the number of shares reserved for issuance under our 2009 Plan at the time the amendment and restatement of our 2013 Plan becomes effective, plus (v) an aggregate of 158,149 new shares were added pursuant to automatic increases that occurred on January 1, 2015 and January 1, 2016, plus (vi) the shares subject to outstanding stock awards granted under the 2012 Plan, the 2009 Plan and the 2001 Plan that on or after (a) the effective date of the 2013 Plan in the case of awards granted under the 2012 Plan and the 2001 Plan and (b) the date that our shareholders approve the amendment and restatement of our 2013 Plan in the case of awards granted under our 2009 Plan (1) expire or terminate for any reason prior to exercise or settlement; (2) are forfeited because of the failure to meet a contingency or condition required to vest such shares or repurchased at the original issuance price; or (3) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award.

Additionally, the number of shares of our common stock reserved for issuance under the Amended 2013 Plan automatically increases on the first day of each fiscal year for a period of not more than ten years from the date the Amended 2013 Plan is approved by the shareholders of the Company, beginning on January 1, 2017, by 5.00% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. The maximum number of shares that may be issued upon the exercise of incentive stock options under our Amended 2013 Plan is 10,000,000 shares.

If a stock award granted under the Amended 2013 Plan, or any portion thereof, expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash rather than in shares, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the Amended 2013 Plan. Additionally, shares issued pursuant to stock awards granted under the Amended 2013 Plan that are forfeited back to or repurchased by the Company because of the failure to vest, as well as shares reacquired by us to satisfy tax withholding obligations related to a stock award or as consideration for the exercise or purchase price of a stock award will become available again for issuance under the Amended 2013 Plan.

Eligibility

All of our employees, non-employee directors and consultants are eligible to participate in the Amended 2013 Plan and may receive all types of awards; provided that incentive stock options may be granted under the Amended 2013 Plan only to our employees (including officers) and employees of our affiliates. As of June 30, 2016, we have twelve employees, five non-employee directors and approximately 39 consultants.

Grant Limits

Under the Amended 2013 Plan, a maximum of 1,000,000 shares of our common stock may be granted to any one participant during a single fiscal year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. The maximum amount covered by performance awards that may be granted to any one participant during a single fiscal year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 1,000,000 shares of our common stock in the case of performance stock awards and $2,000,000 in the case of performance cash awards. Such limits are designed allow us to grant awards that are exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

In addition, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director under this plan and under any other equity plan maintained by us, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $300,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).

Administration

The Amended 2013 Plan is administered by our board of directors, which may in turn delegate authority to administer the Amended 2013 Plan to a committee. Our board of directors has delegated concurrent authority to administer the Amended 2013 Plan to its compensation committee, but may, at any time, revert in itself some or all of the power previously delegated to the compensation committee. Our board of directors and our compensation committee are considered to be the “plan administrator” for purposes of this Proposal. Subject to the terms of the Amended 2013 Plan, the plan administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Amended 2013 Plan.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Amended 2013 Plan, the plan administrator does not have the authority to reprice any outstanding stock option, stock appreciation right or other stock award by reducing the exercise, purchase or strike price of such stock award or to cancel any outstanding stock option, stock appreciation right or other stock award that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options

Stock options may be granted under the Amended 2013 Plan pursuant to stock option agreements. The Amended 2013 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs generally may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs generally may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

Except as explicitly provided otherwise in an option holder’s stock option agreement, stock options granted under the Amended 2013 Plan generally terminate three months after termination of the option holder’s service unless (i) termination is due to the option holder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the option holder dies before the option holder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the option holder’s death) within 18 months following the option holder’s death by the person or persons to whom the rights to such stock option have passed; (iii) the option holder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the option holder’s termination, or (iv) the stock option by its terms specifically provides otherwise. In addition, the plan administrator may grant options with different terms. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2013 Plan will be determined by the plan administrator and may include (i) cash, check, bank draft or money order made payable to us, (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (iii) common stock previously owned by the option holder, (iv) a net exercise arrangement (for NSOs only), or (v) other legal consideration approved by the plan administrator.

Stock options granted under the Amended 2013 Plan may become exercisable in cumulative increments, or “vest,” as determined by the plan administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2013 Plan may be subject to different vesting schedules as the plan administrator may determine. The plan administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Generally, an option holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order with the approval of the plan administrator or a duly authorized officer. Additionally, an option holder may, with the approval of the plan administrator or a duly authorized officer, designate a beneficiary who may exercise the stock option following the option holder’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate, or a Ten Percent Shareholder, unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the Amended 2013 Plan is 10,000,000 shares.

Term of Stock Options

The term of stock options granted under the Amended 2013 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” above), may not exceed five years. If the expiration date of any such stock option occurs during a “blackout period” in which the sale of any common stock received upon exercise of a stock option would violate our insider trading policy, and the holder of such stock option has not terminated employment or service with us or any of our affiliates on or prior to the expiration date, the original expiration date will automatically be extended to the earlier of (i) the date that occurs 30 days after the expiration of the “blackout period”, and (ii) the day before the tenth anniversary (or if the stock option is an ISO granted to any Ten Percent Shareholder, the fifth anniversary) of the date on which the stock option was granted.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2013 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Stock appreciation rights may be subject to vesting in accordance with a vesting schedule to be determined by the plan administrator. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, in any combination of the two, or any other form of consideration as determined by the plan administrator and set forth in a stock appreciation right agreement equal to (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The plan administrator determines the term of stock appreciation rights granted under the Amended 2013 Plan, up to a maximum of ten years. Unless the terms of a recipient’s stock appreciation right agreement provides otherwise, stock appreciation rights will be subject to the same terms and conditions upon termination or expiration and restrictions on transfer as stock options under the Amended 2013 Plan. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2013 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the plan administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended 2013 Plan pursuant to restricted stock unit award agreements. Restricted stock unit awards may be granted in consideration for any form of legal consideration or no consideration. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the plan administrator and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the plan administrator. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The Amended 2013 Plan allows us to grant cash and stock based performance awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our compensation committee, except that our board of directors also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our compensation committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), our compensation committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended 2013 Plan and described below. As soon as administratively practicable following the end of the performance period, our compensation committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2013 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total shareholder return; (5) return on equity or average shareholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) customer satisfaction; (25) shareholders’ equity; (26) capital expenditures; (27) debt levels; (28) operating profit or net operating profit; (29) workforce diversity; (30) growth of net income or operating income; (31) billings; (32) pre-clinical development related compound goals; (33) financing; (34) regulatory milestones, including approval of a compound; (35) shareholder liquidity; (36) corporate governance and compliance; (37) product commercialization; (38) intellectual property; (39) personnel matters; (40) progress of internal research or clinical programs; (41) progress of programs; (42) partner satisfaction; (43) budget management; (44) clinical achievements; (45) completing phases of a clinical study (including the treatment phase); (46) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (47) timely completion of clinical trials; (48) submission of INDs and NDAs and other regulatory achievements; (49) partner or collaborator achievements; (50) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (51) research and development progress, including the development of programs; (52) investor relations, analysts and communication; (53) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (54) strategic partnerships or transactions (including in-licensing and out-licensing of products and/or intellectual property; (55) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (56) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (57) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (58) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the board of directors.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, our compensation committee (and our board of directors, to the extent that an award is not intended to comply with Section 162(m) of the Code) may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (11) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; and (12) to exclude the effects of entering into or achieving milestones involved in licensing arrangements. In addition, our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock, including the appreciation in value of the stock. The plan administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the plan administrator.

Clawback/Recovery

Stock awards granted under the Amended 2013 Plan will be subject to recoupment in accordance with any clawback policy we may be required to adopt pursuant to applicable law and listing requirements. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.

Changes to Capital Structure

In the event of certain capitalization adjustments, the plan administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2013 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Dissolution

In the event we dissolve, all outstanding stock awards (other than fully vested stock awards and outstanding shares of our common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the completion of the dissolution, and we may repurchase or reacquire the shares of our common stock subject to repurchase rights or a forfeiture condition notwithstanding the fact that the recipient is providing continuous service. Our board of directors may provide, in its sole discretion, that some or all of the outstanding stock awards will become fully vested, exercisable, and/or no longer subject to repurchase or forfeiture prior to the dissolution but contingent on its completion.

Transactions

In the event of a transaction (as defined in the Amended 2013 Plan and described below), our board of directors will have the discretion to take one or more of the following actions with respect to outstanding stock awards, contingent upon the closing or completion of such transaction, unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by our board of directors at the time of grant:

•	arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the award or to substitute a similar stock award for the award (including an award to acquire the same consideration paid to our shareholders pursuant to the transaction);

•	arrange for the assignment of any reacquisition or repurchase rights held by us with respect to the stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting (and, if applicable, the exercisability) in whole or in part of the stock award to a date prior to the effective time of the transaction and provide for its termination at or prior to the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the stock award;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as our board of directors may consider appropriate; and

•	make a payment, in such form as may be determined by our board of directors, equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (ii) any exercise price payable in connection with such exercise (for clarity, this payment may be $0 if the value of the property is equal to or less than the exercise price and payments may be delayed to the same extent that payment of consideration to our common shareholders is delayed as a result of escrows, earn outs, holdbacks or any other contingencies).

The board of directors is not obligated to treat all stock awards or portions of stock awards in the same manner. The board of directors may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the Amended 2013 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of more than 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

A change of control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (iv) when a majority of our board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our board members or their approved successors.

Change in Control

Under the Amended 2013 Plan, a stock award may be subject to additional acceleration of vesting and exercisability in connection with a change in control (as defined in the Amended 2013 Plan) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Plan Amendments and Termination

Our board of directors will have the authority to amend or terminate the Amended 2013 Plan at any time. However, except as otherwise provided in the Amended 2013 Plan, no amendment or termination of the Amended 2013 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the Amended 2013 Plan as required by applicable law and listing requirements. No ISOs may be granted under the Amended 2013 Plan after the tenth anniversary of the earlier of the date the Amended 2013 Plan was adopted by our board of directors or approved by our shareholders.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on the recipient’s particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2013 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an option holder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the option holder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The option holder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the option holder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the option holder.

Incentive Stock Options

The Amended 2013 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an option holder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the option holder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an option holder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the option holder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the option holder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the option holder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the option holder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the recipient’s receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2013 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2013 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

In connection the Merger, the Board approved equity grants to certain employees, including its executive officers, as set forth in the table below, subject to shareholder approval of the Amended 2013 Plan.

Name	Number of Shares Subject to Option
Named executive officers
Krisztina M. Zsebo, Ph.D.	—
Former Chief Executive Officer
Paul B. Cleveland	—
Former President and Chief Executive Officer
Fredrik Wiklund	—
Former President and Chief Executive Officer
Andrew C. Jackson	—
Former Chief Financial Officer
Elizabeth E. Reed	—
Former Vice President and General Counsel
Rebecque J. Laba	—
Former Vice President, Corporate Operations
All current executive officers as a group	522,929	(1)
All current non-employee directors as a group	178,000	(2)
All non-executive officer employees as a group	113,099	(3)

(1)	Consists of stock options granted to David Cory, James Welch, Joanne Quan, Eduardo Martins and James Shaffer. Each stock option was granted subject to shareholder approval of Proposal No. 4. Each stock option has an exercise price of $15.89 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. Each stock option vests over a period of four years, with 25% of the shares subject to each option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in successive equal monthly installment for the subsequent 36 months, in each case subject to the continued service. Each option has a ten year term.
(2)	Consists of stock options granted Edgar Engleman, Nina Kjellson, Jeffrey Glenn, Thomas Dietz and Charles Bramlage. Each stock option was granted subject to shareholder approval of Proposal No. 4. Each stock option has an exercise price of $15.89 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. The stock option vests in equal monthly installments in period ranging from 12 months to 36 months, in each case subject to the continued service. Each option has a ten year term.
(3)	Consists of stock options granted to seven non-executive officer employees of the Company. Each stock option was granted subject to shareholder approval of Proposal No. 4. The stock options have a weighted-average exercise price of $17.88 per share, and in each case the exercise price is equal to the the closing price of the Company’s common stock on the Nasdaq Global Market on their respective dates of grant. Each stock option vests over a period of four years, with 25% of the shares subject to each option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in successive equal monthly installment for the subsequent 36 months, in each case subject to the continued service. Each option has a ten year term.

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of Shares of Common Stock subject to stock options that have been granted (even if not currently outstanding) under the 2013 Plan since the Plan became effective through June 30, 2016.

Name	Number of shares
Named executive officers
Krisztina M. Zsebo, Ph.D.	58,146
Former Chief Executive Officer
Paul B. Cleveland	27,831
Former President and Chief Executive Officer
Fredrik Wiklund	12,878
Former President and Chief Executive Officer
Andrew C. Jackson	2,321
Former Chief Financial Officer
Elizabeth E. Reed	9,497
Former Vice President and General Counsel
Rebecque J. Laba	15,309
Former Vice President, Corporate Operations
All current executive officers as a group	—
All current non-employee directors as a group	—
Each nominee for election as a director	—
Each associate of any director or executive officer	—
Each other person who received or is to receive 5% of rights granted under the Amended 2013 ESPP	—
All employees, including all current officers who are not executive officers, as a group	—

Required Vote and Board Recommendation

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

The Board believes that approval of Proposal No. 4 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of June 30, 2016 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2016. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to stock options currently exercisable or exercisable within 60 days of June 30, 2016, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 7,102,988 shares of our common stock outstanding at June 30, 2016. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eiger BioPharmaceuticals, Inc., 350 Cambridge Avenue, Suite 350, Palo Alto, CA 94306.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
Interwest Partners X, L.P.(2) 2710 Sand Hill Road, Second Floor Menlo Park, CA 94025	1,599,593	22.5%
Entities affiliated with Vivo Ventures Fund VI, L.P.(3) 575 High Street, Suite 201 Palo Alto, CA 94301	1,559,592	22.5%
HBM Healthcare Investments (Cayman) Ltd. Governors Square, Suite #4-212-2 23 Lime Tree Bay Avenue West Bay Grand Cayman, Cayman Islands(4)	603,819	8.5%
Named Executive Officers and Directors:
Krisztina M. Zsebo, Ph.D.	43	*
Elizabeth E. Reed	—	—
Paul B. Cleveland	—	—
Fredrik Wiklund	1,921	*
Andrew C. Jackson	—	—
Rebeceque J. Laba	—	—
David Cory(5)	165,952	2.3%
Edgar Engleman, M.D.(3)	1,559,592	22.5%
Nina Kjellson	—	—
Jeffrey Glenn, M.D., Ph.D.(6)	152,419	2.1%
Thomas Dietz, Ph.D.	—	—
Charles Bramlage	—	—
All executive officers and directors as a group (10 persons)(7)	1,939,056	27.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and certain principal shareholders and Schedules 13D and 13G filed with the SEC as of June 30, 2016.
(2)	Represents 1,599,593 shares held by InterWest Partners X, LP. InterWest Management Partners X, LLC has sole voting and investment control over the shares owned by InterWest X, LP. The Managing Directors and Venture Members of InterWest Management Partners X, LLC have shared voting and investment control over the shares owned by InterWest Partners X, LP. The managing directors of InterWest Management Partners X, LLC are Bruce A. Cleveland, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kilman and Arnold L. Oronsky and its venture members are Keval Desai and Khaled A. Nasr. Each of the foregoing individuals disclaims beneficial ownership of the shares owned by InterWest Partners X, LP, except to the extent of their pro rata partnership interest therein. Nina Kjellson is a former managing director of InterWest Management Partners X, LLC, and receives consulting fees from InterWest in connection with serving as a member of the board of directors.
(3)	Vivo Ventures Fund VI, L.P. directly holds 1,587,960 shares and Vivo Ventures VI Affiliates Fund, L.P. directly holds 11,632 shares. Vivo Ventures VI, LLC, the sole general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., has shared voting power and shared investment power over such securities, may be deemed to beneficially own such shares, and disclaims beneficial ownership of the shares except to the extent of its pecuniary interests therein. Dr. Engleman, a board member, is a managing partner at Vivo Ventures VI, LLC, the general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. Dr. Engleman has shared voting or investment power over the shares held by Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.
(4)	The board of directors of HBM Healthcare Investments (Cayman) Ltd. has sole voting and investment power with respect to the shares held by such entity. The board of directors of HBM Healthcare Investments (Cayman) Ltd. is comprised of Jean-Marc Lesieur, Richard Coles, Sophia Harris, Dr. Andreas Wicki, Paul Woodhouse and John Urquhart, none of whom has individual voting or investment power with respect to these shares.
(5)	Includes 56,889 shares owned directly by Mr. Cory and 12,763 shares that Mr. Cory has the right to acquire from the Company within 60 days of June 30, 2016 pursuant to the exercise of stock options. Additionally includes 96,300 shares held by Eiccose, LLC. As sole managing member of Eiccose, LLC, Mr. Cory has voting and dispositive power over the shares held by Eiccose, LLC. The address for Eiccose, LLC is 1115 Lafayette Street, Santa Clara, CA 95050.
(6)	Includes 1,355 shares owned directly by Dr. Glenn and 151,064 shares held by Eiger Group International, Inc. Dr. Glenn is the Chief Executive Officer of Eiger Group International, Inc. Dr. Glenn has sole power to vote and sole power to dispose of shares directly owned by Eiger Group International, Inc. The address for Eiger Group International, Inc. is 2061 Webster Street, Palo Alto, CA 94301.
(7)	Includes only current directors and executive officers serving in such capacity on the date of the table which, following the Merger, consist of Private Eiger’s directors and executive officers. Consists of the shares and stock options held by Mr. Cory, Dr. Engleman, Ms. Kjellson, Dr. Glenn, Dr. Dietz, Mr. Bramlage and shares and stock options held by current executive officers of Eiger not referenced in the table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION

The Company’s named executive officers for the year ended December 31, 2015, which consist of any person who served as Celladon’s principal executive officer during any part of 2015, Celladon’s two other most highly compensated executive officers and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the year, are:

•	Krisztina M. Zsebo, Ph.D., Celladon’s former Chief Executive Officer;

•	Paul B. Cleveland, Celladon’s former President and Chief Executive Officer;

•	Fredrik Wiklund, Celladon’s former President and Chief Executive Officer;

•	Andrew Jackson, Celladon’s former Chief Financial Officer;

•	Elizabeth E. Reed, Celladon’s former Vice President and General Counsel; and

•	Rebecque J. Laba, Celladon’s former Vice President, Corporate Operations.

The following Summary Compensation Table and narrative disclosure sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2015 and 2014, provided that information for Messrs. Wiklund and Jackson and Ms. Laba is presented only for the year ended December 31, 2015 because they were not named executive officers for the year ended December 31, 2014.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)		Option awards ($)(1)	Non-equity Incentive plan compensation ($)		All other compensation ($)		Total ($)
Krisztina M. Zsebo, Ph.D.(2)	2015	212,438	—		3,489,750	—		541,973	(3)	4,244,161
Chief Executive Officer	2014	479,296	—		745,893	258,086		58,689		1,541,964

Paul B. Cleveland(4)	2015	391,795	—		1,776,600	—		1,127,200	(5)	3,295,595
President and Chief Executive Officer	2014	189,707	—		2,786,511	118,114		1,165		3,095,497

Fredrik Wiklund(6)(7)	2015	251,423	454,190	(8)	1,015,200	50,000	(9)	18,946	(10)	1,789,759
President and Chief Executive Officer

Andrew C. Jackson(7)(11)	2015	210,039	386,618	(12)	188,447	40,000	(13)	17,443	(14)	842,547
Chief Financial Officer

Elizabeth E. Reed(7)	2015	280,500	527,234	(15)	913,680	40,000	(16)	22,888	(17)	1,784,302
Vice President and General Counsel	2014	233,806	—		442,023	82,500		11,808		770,137

Rebecque J. Laba(18)	2015	248,384	141,934	(19)	1,015,200	—		417,442	(20)	1,822,961
Vice President, Corporate Operations

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 6 to the Celladon audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)	Dr. Zsebo’s employment with Celladon terminated on May 29, 2015.

(3)	Amount shown includes $30,879 in 401(k) matching contributions and $1,245 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.” Also aggregated in this amount is $509,850 in severance payments paid in connection with Dr. Zsebo’s termination of employment.
(4)	Mr. Cleveland was appointed as Chief Executive Officer of Celladon on May 29, 2015. Prior thereto, he served as our President and Chief Financial Officer since June 2014. His employment with Celladon terminated on November 19, 2015.
(5)	Amount shown includes $25,829 in 401(k) matching contributions and $2,738 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.” Also aggregated in this amount is $1,045,193 in severance payments, and $53,440 in COBRA/medical premium payments paid in connection with Mr. Cleveland’s termination of employment pursuant to the terms of his Employment Agreement, as amended.
(6)	Mr. Wiklund was appointed as President and Chief Executive Officer of Celladon on November 19, 2015.
(7)	Resigned from the Company on March 21, 2016 in connection with the Merger.
(8)	Amount shown represents a cash bonus payment in an amount equal to and in place of the cash severance and retention benefit payments of $328,479 and $125,711, respectively, provided pursuant to Mr. Wiklund’s previously existing agreements. For more information, see below under “—Bonus Payments in Lieu of Severance and Retention.”
(9)	Amount shown represents an incentive bonus for the filing of the registration statement on Form S-4 in December 2015. For more information, see below under “—Merger Incentive Bonus Program.”
(10)	Amount shown includes $16,026 in 401(k) matching contributions and $2,920 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(11)	Mr. Jackson was appointed as the principal accounting officer of Celladon in January 2015 and was appointed as Chief Financial Officer of Celladon on May 29, 2015.
(12)	Amount shown represents a cash bonus payment in an amount equal to and in place of the cash severance and retention benefit payments of $288,682 and $97,936, respectively, provided in Mr. Jackson’s previously existing agreements. For more information, see below under “—Bonus Payments in Lieu of Severance and Retention.”
(13)	Amount shown represents an incentive bonus for the filing of the registration statement on Form S-4 in December 2015. For more information, see below under “—Merger Incentive Bonus Program.”
(14)	Amount shown includes $15,038 in 401(k) matching contributions and $2,405 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(15)	Amount shown represents a cash bonus payment in an amount equal to and in place of the cash severance and retention benefit payments of $386,984 and $140,250, respectively, provided pursuant to Ms. Reed’s previously existing agreements. For more information, see below under “—Bonus Payments in Lieu of Severance and Retention.”
(16)	Amount shown represents an incentive bonus for the filing of the registration statement on Form S-4 in December 2015. For more information, see below under “—Merger Incentive Bonus Program.”
(17)	Amount shown includes $19,900 in 401(k) matching contributions and $2,988 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(18)	Ms. Laba’s employment with Celladon terminated on November 15, 2015.
(19)	Amount shown represents a retention bonus. For more information, see below under “—Retention Program.”
(20)	Amount shown includes $21,579 in 401(k) matching contributions and $2,738 premiums for life, disability and accidental death and dismemberment insurance. These benefits were provided to the named executive officers on the same terms as provided to all of Celladon’s regular full-time employees. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.” Also aggregated in this amount is $369,028 in severance payments and $24,097 in COBRA payments in connection with Ms. Laba’s termination pursuant to the terms of her Employment Agreement, as amended.

Annual Base Salary

The compensation of Celladon’s named executive officers was generally determined and approved by Celladon’s Board of Directors, based on the recommendation of the Compensation Committee of the Celladon Board or by the Compensation Committee acting upon delegation from the Celladon Board. The Compensation Committee of the Celladon Board approved the 2015 base salaries for Celladon’s named executive officers. The 2015 base salaries set forth below for Dr. Zsebo, Mr. Wiklund, Ms. Reed and Ms. Laba were effective on January 1, 2015, while the base salaries set forth below for Messrs. Cleveland and Jackson were effective in connection with their promotions to Chief Executive Officer and Chief Financial Officer, respectively, on May 29, 2015.

Name	2015 Base Salary
Fredrik Wiklund	$251,423
Paul B. Cleveland	$509,850
Krisztina Zsebo	$509,850
Andrew C. Jackson	$220,000
Elizabeth E. Reed	$280,500
Rebecque J. Laba	$283,868

Annual Performance-Based Bonus Opportunity

In addition to base salaries, Celladon’s named executive officers were eligible to receive annual performance-based cash bonuses, which were designed to provide appropriate incentives to Celladon’s executives to achieve defined annual corporate goals and to reward the executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer was eligible to receive was generally based on the extent to which Celladon achieved the corporate goals that its Board of Directors established each year. At the end of the year, the Celladon Board of Directors and/or its Compensation Committee would typically review Celladon’s performance against each corporate goal and approve the extent to which Celladon achieved each of its corporate goals.

For 2015, the Celladon Board of Directors established target bonuses as a percentage of their respective annual base salaries of 55% for Dr. Zsebo and Mr. Cleveland (with the 55% target bonus for Mr. Cleveland being effective in connection with his promotion to Chief Executive Officer) and 30% for Mr. Wiklund, Ms. Reed and Ms. Laba and 25% for Mr. Jackson.

The Celladon Board of Directors established five sets of corporate goals for 2015, consisting of goals related to the development and manufacturing of MYDICAR, goals related to the companion diagnostic for MYDICAR, additional development related goals and general corporate and financial related goals. Because Celladon’s MYDICAR Phase 2b clinical trial, which was unblinded in late April 2015, failed to meet its primary and secondary endpoints, and in light of the resulting significant negative impact on Celladon’s overall business, the

Celladon Board of Directors did not formally assess the achievement of Celladon’s 2015 corporate goals at the end of the year and did not award annual performance based bonuses with respect to 2015.

Equity-Based Incentive Awards

Celladon’s equity-based incentive awards were designed to align Celladon’s interests with those of its employees, including its named executive officers. Celladon’s Board of Directors or the Compensation Committee of the Celladon Board was responsible for approving equity grants to executive officers. Stock option awards were the only form of equity awards Celladon granted to its named executive officers. Vesting of the stock option awards was tied to continuous service with Celladon and served as an additional retention measure. Celladon’s executives were generally awarded an initial grant upon commencement of employment. Additional grants occurred periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to Celladon’s initial public offering, Celladon granted all equity awards pursuant to the 2012 equity incentive plan (“the Celladon 2012 plan”) and the 2001 stock option plan (“the Celladon 2001 plan”), the terms of which are described below under “—Equity Benefit Plans.” All options were granted with a per share exercise price equal to no less than the fair market value of a share of Celladon’s common stock on the date of the grant of such award.

Generally Celladon’s stock option awards vest over a four-year period subject to the holder’s continuous service to Celladon and may have been granted with an early exercise feature.

On December 5, 2014, the Compensation Committee approved the grant to each of Dr. Zsebo, Mr. Cleveland, Mr. Wiklund, Ms. Reed and Ms. Laba of options to purchase 18,333, 9,333, 5,333, 4,800 and 5,333 shares of common stock, respectively. Mr. Jackson who was appointed as an executive officer of Celladon in January 2015 was awarded an option to purchase 990 shares of common stock. Each of these options was granted effective as of January 1, 2015 as an annual refresh grant. Each of these option grants was to vest and become exercisable over a four year period following the grant date subject to the named executive officer’s continued service with Celladon and had an exercise price per share equal to the closing price of Celladon’s stock on the grant date.

Agreements with the Named Executive Officers

Below are descriptions of Celladon’s historical employment and compensation related agreements with the named executive officers and Celladon’s consulting agreement with Ms. Reed that was in effect prior to her employment letter agreement.

Agreement with Dr. Zsebo. Celladon entered into an amended and restated employment letter agreement with Dr. Zsebo in August 2013, as amended in January 2014 that replaced her previous letter agreement dated July 2012 and became effective in January 2014 in connection with the execution and delivery of the underwriting agreement related to Celladon’s initial public offering. Under the amended and restated letter agreement, Dr. Zsebo was entitled to an initial annual base salary of $417,524, was eligible to receive an annual target performance bonus of up to 45% of her base salary as determined by the Board of Directors, and was entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” In March 2014, the Compensation Committee and the Board of Directors reviewed the salary and target bonus percentages for the executive officers and made certain changes. As approved by the Board of Directors, effective March 1, 2014, Dr. Zsebo was entitled to an annual base salary of $495,000 and was eligible to receive an annual target performance bonus of up to 55% of her base salary as determined by the Board of Directors. Effective January 1, 2015, the Board of Directors approved a base salary of $509,850 for Dr. Zsebo. In May 2015, Celladon’s agreements with the executive officers, including Dr. Zsebo, were amended to provide for a lump sum payment of any severance payment, as opposed to continued salary as provided for under the original terms of the agreements.

On May 29, 2015, Dr. Zsebo resigned as the Chief Executive Officer and as a director of Celladon. In connection with Dr. Zsebo’s resignation, Celladon agreed to provide Dr. Zsebo with the severance benefits to which she would have been entitled to receive pursuant to her employment letter agreement with Celladon had she been terminated without “cause” or resigned for “good reason,” subject to Dr. Zsebo providing Celladon with an effective general release of claims.

Agreement with Mr. Cleveland. Celladon entered into an employment letter agreement with Mr. Cleveland in May 2014. Under this letter agreement, Mr. Cleveland was entitled to an initial base salary of $355,700, and was eligible to receive an annual target performance bonus of up to 35% of his base salary as determined by the Board of Directors, and was entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” As approved by the Board of Directors, effective January 1, 2015, Mr. Cleveland was entitled to an annual base salary of $359,257, and effective May 29, 2015, in connection with his promotion to Chief Executive Officer, Mr. Cleveland was entitled to an annual base salary of $509,850 and became eligible to receive an annual target performance bonus of up to 55% of his base salary as determined by the Board of Directors. Mr. Cleveland’s employment letter agreement was subsequently amended two times during 2015 as described below. Mr. Cleveland’s employment with Celladon terminated on November 19, 2015.

Agreement with Mr. Wiklund. Celladon entered into an amended and restated employment letter agreement with Mr. Wiklund in August 2013, as amended in January 2014, which became effective in January 2014 in connection with the execution and delivery of the underwriting agreement related to Celladon’s initial public offering. Under the amended and restated letter agreement, Mr. Wiklund was entitled to an initial annual base salary of $200,000, was eligible to receive an annual target performance bonus as determined by the Board of Directors, and was entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” In March 2014, the Compensation Committee and the Board of Directors reviewed the salary and target bonus percentages for the executive officers and made certain changes. As approved by the Board of Directors, effective March 1, 2014, Mr. Wiklund was entitled to an annual base salary of $244,100 and was eligible to receive an annual target performance bonus of up to 30% of his base salary as determined by the Board of Directors, and effective January 1, 2015, Mr. Wiklund was entitled to an annual base salary of $251,423. Mr. Wiklund’s employment letter agreement was subsequently amended two times during 2015 as described below. In May 2015, Celladon entered into a Retention Agreement with Mr. Wiklund as described below and in November 2015, Mr. Wiklund’s employment letter agreement and Retention Agreement were terminated and replaced with an Executive Bonus Agreement, as described below. Also in November 2015, Celladon entered into a Merger Incentive Bonus Agreement with Mr. Wiklund, as described below. Mr. Wiklund’s employment with Celladon terminated March 21, 2016.

Agreement with Mr. Jackson. Celladon entered into an employment letter agreement with Mr. Jackson in March 2014. Under this letter agreement, Mr. Jackson was entitled to an initial base salary of $190,000, and was eligible to receive an annual target performance bonus of up to 20% of his base salary as determined by the Board of Directors, and certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” As approved by the Board of Directors, effective January 1, 2015, Mr. Jackson’s was entitled to a base salary of $195,872 and effective May 29, 2015, in connection with his promotion to Chief Financial Officer, Mr. Jackson was entitled to an annual base salary of $220,000 and became eligible to receive an annual target performance bonus of up to 25% of his base salary as determined by the Board of Directors. Mr. Jackson’s employment letter agreement was also further amended during 2015 as described below. In May 2015, Celladon entered into a Retention Agreement with Mr. Jackson as described below (the “Retention Agreement”) and in November 2015, Mr. Jackson’s employment letter agreement and Retention Agreement were terminated and replaced with an Executive Bonus Agreement, as described below. Also in November 2015, Celladon entered into a Merger Incentive Bonus Agreement with Mr. Jackson, as described below. Mr. Jackson’s employment with Celladon terminated March 21, 2016.

Agreement with Ms. Reed. Celladon entered into a consulting agreement with Ms. Reed in February 2014. Pursuant to the consulting agreement, in exchange for providing legal consulting services for Celladon, Ms. Reed was paid a weekly retainer fee of $5,000, plus an additional hourly fee if the number of hours worked per week exceeded the specified number of weekly retainer hours, and was granted an option to purchase 366 shares of Celladon common stock. Celladon entered into an employment letter agreement with Ms. Reed in May 2014, which superseded her consulting agreement. Under this letter agreement, Ms. Reed was entitled to an initial base salary of $275,000, and was eligible to receive an annual target performance bonus of up to 30% of her base salary as determined by the Board of Directors, and was entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” As approved by the Board of Directors, effective January 1, 2015, Ms. Reed’s salary was increased to $280,500. Ms. Reed’s employment letter agreement was subsequently amended two times during 2015 as described below. In May 2015, Celladon entered into a Retention Agreement with Ms. Reed as described below and in November 2015, Ms. Reed’s employment letter agreement and Retention Agreement were terminated and replaced with an Executive Bonus Agreement, as described below. Also in November 2015, Celladon entered into a Merger Incentive Bonus Agreement with Ms. Reed, as described below. Ms. Reed’s employment with Celladon terminated March 21, 2016.

Agreement with Ms. Laba. Celladon entered into an amended and restated employment letter agreement with Ms. Laba in August 2013, as amended in January 2014, which became effective in January 2014 in connection with the execution and delivery of the underwriting agreement related to Celladon’s initial public offering. Under the amended and restated letter agreement, Ms. Laba was entitled to an initial annual base salary of $216,300, was eligible to receive an annual target performance bonus as determined by the Board of Directors, and was entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” In March 2014, the Compensation Committee and the Board of Directors reviewed the salary and target bonus percentages for the executive officers and made certain changes. As approved by the Board of Directors, effective March 1, 2014, Ms. Laba was entitled to an annual base salary of $275,600 and was eligible to receive an annual target performance bonus of up to 30% of her base salary as determined by the Board of Directors. As approved by the Board of Directors, effective January 1, 2015, Ms. Laba’s salary was increased to $283,868. Ms. Laba’s employment letter agreement was subsequently amended two times during 2015 as described below. In May 2015, Celladon entered into a Retention Agreement with Ms. Laba as described below. Ms. Laba’s employment with Celladon terminated November 15, 2015.

Potential Payments Upon Termination or Change of Control

Each of Celladon’s named executive officers’ employment was “at will” and could be terminated at any time. Regardless of the manner in which a named executive officer’s service terminates, the named executive officer was entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of the Celladon named executive officers was eligible to receive certain benefits pursuant to his or her letter agreements with us described above under “—Agreements with the Named Executive Officers.”

Under the terms of the named executive officers’ employment letter agreements with Celladon described above, upon the executive’s termination without “cause,” or resignation for “good reason,” each as defined in the Celladon 2013 plan (as defined below), each of the named executive officers was eligible to receive continued base salary payments and COBRA premium payments for 12 months for Dr. Zsebo and Mr. Cleveland and nine months for Messrs. Wiklund and Jackson and Mses. Reed and Laba. If the named executive officer’s termination without cause or resignation for good reason were to occur within the three month period before or 12 month period following a change of control, as defined under the 2013 Plan, the named executive officer would have been eligible to receive (1) continued base salary payments and COBRA premium payments for 18 months for Dr. Zsebo and Mr. Cleveland and 12 months for Mr. Wiklund and Mses. Reed and Laba, (2) a lump sum payment equal to the named executive officer’s target bonus for the year of termination and (3) full vesting acceleration of all outstanding equity awards that are subject to time-based vesting. All severance benefits under the letter agreements were contingent upon the named executive officer executing an effective release and waiver of claims against us.

1st Amendments to Employment Agreements

In May 2015, Celladon amended the letter agreements with each of the named executive officers to provide that any cash severance would be paid as a lump sum, as opposed to continued base salary payments as provided in the original terms of the employment letter agreements.

2nd Amendments to Employment Agreements

On September 25, 2015, Celladon’s Board of Directors approved modifications to the severance arrangements of Messrs. Cleveland, Wiklund and Jackson and Mses. Reed and Laba, and on October 20, 2015, Celladon entered into an amendment to the employment letter agreement of each such executive officer to memorialize the modified severance arrangements. In connection with Celladon’s process of seeking a merger, sale or other disposition of the company, Celladon’s Board of Directors deemed it advisable, and in the best interests of Celladon’s shareholders, to incentivize Messrs. Cleveland, Wiklund and Jackson and Mses. Reed and Laba to continue their employment with Celladon for an additional period of time. Accordingly, the modified severance arrangements for such executive officers provided certainty that, if terminated by Celladon without “cause” or upon a resignation for “good reason,” each executive officer would receive the enhanced severance benefits previously provided for in the event of such a qualifying termination occurring within three months prior to or twelve months following a change of control transaction (including a liquidation of Celladon).

Retention Program

In light of the unfavorable CUPID 2 results, on April 26, 2015, Celladon’s Board of Directors approved a reduction of Celladon’s full-time workforce and committed to retention payments payable to certain key employees, if such employees remained with Celladon until December 31, 2015 or were terminated by Celladon without cause prior to such date (the “Retention Program”). The Retention Program was amended on May 13, 2015 to add Messrs. Wiklund and Jackson and Mses. Reed and Laba, and on May 27, 2015, Celladon entered into an agreement with each of the foregoing named executive officers (the “Retention Agreements”) to memorialize the terms of the amended Retention Program. Under the Retention Agreements, each of Messrs. Wiklund and Jackson and Mses. Reed and Laba was eligible to receive a lump sum retention payment equal to 50% of his or her base salary if such employee remained employed by Celladon until December 31, 2015, or if such employee was terminated by Celladon without cause prior to such date.

Bonus Payments in Lieu of Severance and Retention

Effective November 18, 2015, in conjunction with entering into the Merger Agreement with Private Eiger, Celladon entered into agreements with each of Messrs. Wiklund and Jackson and Ms. Reed, the sole remaining executive officers and employees of Celladon, providing for a cash bonus payment (an “Executive Bonus Payment”) to each of them in an amount equal to the cash severance and retention benefit payments provided in each officer’s previously existing employment and Retention Agreements (the “Executive Bonus Agreements”). The Executive Bonus Payment for each officer equaled the cash payment amount that each such officer would have been entitled to under the terms of his or her employment agreement, as amended, and his or her Retention Agreement (collectively, the “Prior Agreements”) had such officer been terminated without cause or resigned for good reason (or, with respect to the Retention Agreements, remained employed by Celladon on December 31, 2015), and replaced and superseded each officer’s right to any cash severance or retention benefits under the Prior Agreements. Each officer’s Executive Bonus Payment was subject to his or her delivery of an effective waiver and release of claims and was paid in late 2015 or early 2016.

Merger Incentive Bonus Program

Also in connection with entering into the Merger Agreement with Private Eiger, Celladon adopted an incentive bonus program for Messrs. Wiklund and Jackson and Ms. Reed, who were Celladon’s then sole remaining employees, pursuant to which they were eligible to receive incentive payments upon the achievement of the following key merger-related milestones: (i) filing of the registration statement on Form S-4 in respect of the proposed merger; (ii) mailing of the proxy statement/prospectus/information statement portion of such registration statement on Form S-4 to the Celladon shareholders; and (iii) approval of the Merger by Celladon’s shareholders. Subject to achievement and provided that such officer remained employed with Celladon as of the date of such milestone achievement, Mr. Wiklund was eligible to receive a payment of $50,000 for each milestone, and each of Mr. Jackson and Ms. Reed was eligible to receive a payment of $40,000 for each milestone. The milestone payments were paid upon achievement of each of the foregoing milestones to each of Messrs. Wiklund and Jackson and Ms. Reed.

Each of the named executive officers held stock options under Celladon’s equity incentive plans that were granted subject to the Celladon form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and stock options granted thereunder is provided below under “—Equity Benefit Plans” and the specific vesting terms of each named executive officer’s stock options are described below under “—Outstanding Equity Awards at Fiscal Year-End.”

Celladon’s Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to the named executive officers that remained outstanding as of December 31, 2015.

	Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)(2)	Option expiration date
Krisztina M. Zsebo, Ph.D.	7/25/2006	43		—		3,184.95	7/25/2016

Paul B. Cleveland	6/19/2014	18,500		—		216.00	2/18/2016
	1/1/2015	9,333		—		292.95	2/18/2016

Elizabeth E. Reed	3/17/2014	168	(8)	198	(3)	212.85	3/16/2024
	6/9/2014	1,625	(9)	2,708	(4)	136.80	6/8/2024
	1/1/2015	—		4,800	(5)	292.95	12/31/2024

Fredrik Wiklund	9/25/2009	5		—		3,372.30	9/24/2019
	6/10/2010	2		—		5,245.80	6/9/2020
	6/15/2012	1,921		—		16.86	6/14/2022
	10/9/2013	3,594		—		140.55	10/8/2023
	1/29/2014	651		708	(6)	120.00	1/28/2024
	5/28/2014	263		402	(7)	138.90	5/27/2024
	1/1/2015	—		5,333	(5)	292.95	12/31/2024

Andrew C. Jackson	3/24/2014	583		750	(8)	175.20	3/23/2024
	1/1/2015	—		990	(5)	292.95	12/31/2024

Rebecque J. Laba	7/25/2006	2		—		3,184.95	7/25/2016
	7/3/2007	2		—		3,372.30	2/14/2016
	9/12/2007	10		—		3,372.30	2/14/2016
	11/13/2007	3		—		3,372.30	2/14/2016
	5/6/2008	3		—		3,372.30	2/14/2016
	3/10/2009	1		—		3,372.30	2/14/2016
	1/14/2010	1		—		3,372.30	2/14/2016
	6/10/2010	6		—		5,245.80	2/14/2016
	1/29/2014	1,459		—		120.00	2/14/2016
	3/19/2014	666		—		188.70	2/14/2016
	1/1/2015	5,333		—		292.95	2/14/2016

(1)	All of the option awards granted in 2015 and 2014 were granted under the Celladon 2013 plan, the options granted in 2013 and 2012 were granted under the Celladon 2012 plan and all of the option awards granted prior to 2012 were granted under the Celladon 2001 plan, the terms of which plans are described below under “—Equity Benefit Plans.” Except as otherwise indicated, each option award under the Celladon 2012 and 2001 plans is fully exercisable on the date of grant subject to our right to repurchase any exercised shares prior to the vesting date for such shares and all vesting is subject to the executive’s continuous service to us through the vesting dates.
(2)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of Celladon common stock on the date of grant. Prior to the Celladon initial public offering, fair market value was determined in good faith by the Celladon Board of Directors, often with the assistance of a third-party valuation expert. Stock options granted after the Celladon initial public offering were granted with an exercise price equivalent to the closing price of the Celladon common stock on NASDAQ on the date of grant.
(3)	1/48th of the shares subject to the option vested on the one month anniversary of the February 25, 2014 vesting commencement date and 1/48th of the shares subject to the option vested in equal monthly installments thereafter such that the option would have been fully vested four years after the vesting commencement date.
(4)	25% of the shares subject to the option vested on the one year anniversary of the June 9, 2014 vesting commencement date and 1/48th of the shares subject to the option were to vest in equal monthly installments thereafter over the next three years.
(5)	25% of the shares subject to the option vested on the one year anniversary of the January 1, 2015 vesting commencement date and 1/48th of the shares subject to the option were to vest in equal monthly installments thereafter over the next three years.
(6)	25% of the shares subject to the option vested on the one year anniversary of the January 29, 2014 vesting commencement date and 1/48th of the shares subject to the option were to vest in equal monthly installments thereafter over the next three years.
(7)	25% of the shares subject to the option vested on the one year anniversary of the May 28, 2014 vesting commencement date and 1/48th of the shares subject to the option were to vest in equal monthly installments thereafter over the next three years.
(8)	25% of the shares subject to the option vested on the one year anniversary of the March 24, 2014 vesting commencement date and 1/48th of the shares subject to the option were to vest in equal monthly installments thereafter over the next three years.

Option Repricings

We did not engage in any repricings or other material modifications to any of its named executive officers’ outstanding equity awards during the year ended December 31, 2015.

Perquisites, Health, Welfare and Retirement Benefits

All of our named executive officers were eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of its other employees. Through November 30, 2015, Celladon paid the premiums for the life, disability, accidental death and dismemberment insurance for all of its employees, including its named executive officers. In addition, during 2014 Celladon provided its named executive officers the ability to participate, on the same basis as all of its employees, in a heath reimbursement arrangement under Section 105 of the Internal Revenue Code of 1986, as amended (the “Code”). Celladon provided a 401(k) plan to its employees, including its named executive officers, as discussed in the section below entitled “—401(k) Plan.” All of Celladon’s employee benefit plans, including its medical, dental, vision, life, disability and accidental death and dismemberment insurance, as well as its 401K plan, terminated November 30, 2015. From December 1, 2015 through their respective termination date, Celladon reimbursed Mr. Jackson and Ms. Reed for their family medical insurance premiums.

Celladon did not provide perquisites or personal benefits to its named executive officers, except for certain commuting expenses paid by Celladon on behalf of or directly to Dr. Zsebo.

401(k) Plan

Until December 1, 2015, Celladon maintained a defined contribution employee retirement plan, or 401(k) plan, for its employees. Celladon’s named executive officers were eligible to participate in the 401(k) plan on the same basis as its other employees. The 401(k) plan was intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provided that each participant could contribute up to the lesser of 75% of his or her eligible compensation or the statutory limit, which was $18,000 for calendar year 2015. Participants that are 50 years or older could also make “catch-up” contributions, which in calendar year 2015 may be up to an additional $6,000 above the statutory limit. Celladon provided an automatic matching contribution as follows: a match of 200% on the first 3% of compensation contributed by a participant and a match of 100% on amounts above 3%, up to 4% of compensation contributed by a participant. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s earnings reportable on IRS Form W-2 subject to certain adjustments, limits and exclusions required under the Code. The 401(k) plan did not offer the ability to invest in Celladon’s securities. Celladon terminated the 401(k) plan effective November 30, 2015.

Nonqualified Deferred Compensation

None of Celladon’s named executive officers participated in or had account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by Celladon.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(a)	Weighted-Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining for Issuance under Equity Compensation Plans excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(1)	73,197	$210.96	157,521
Equity compensation plans not approved by shareholders	—	—	—
Total	73,197	$210.96	157,521

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Gregg Alton(2)	$45,000	$12,500	$57,500
Graham Cooper (2)	52,500	12,500	65,000
Joshua Funder, Ph.D(3)	16,174	—	16,174
Michael A. Narachi (2)	75,000	12,500	87,500
Peter Honig, M.D.(2)	43,434	12,500	55,934
Patrick Yang, Ph.D.(4)	16,593	—	16,593

(1)	Amounts listed represent the aggregate grant date fair value of option awards granted during 2015 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2015, the aggregate number of shares outstanding under all options to purchase our common stock held by the Celladon non-employee directors were: Mr. Alton: 2,666; Mr. Cooper: 2,666, Mr. Narachi: 3,333, and Dr. Honig: 1,520.
(2)	Resigned from the Board of Directors on March 22, 2016 in connection with the Merger.
(3)	Dr. Funder did not stand for re-election at Celladon’s 2015 annual meeting.
(4)	Dr. Yang resigned from the Celladon Board of Directors in June 2015.

During 2015, the Company’s compensation policy for non-employee directors provided for the following:

•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $25,000 for service as chairman of Celladon’ Board of Directors or at the chairman’s election, an option to purchase 5,000 shares subject to the terms described below for an annual option grant;

•	an additional annual cash retainer of $7,500, $5,000, $5,000 and $5,000 for service on Celladon’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, respectively;

•	an additional annual cash retainer of $10,000, $7,500, $5,000 and $5,000 for service as chairman of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, respectively;

•	an automatic annual option grant to purchase 667 shares of Celladon’s common stock for each non-employee director serving on the Board of Directors on the date of Celladon’s annual shareholder meeting (including by reason of his or her election at such meeting), in each case vesting monthly until our next annual shareholder meeting subject to the director’s continued service with the Company (the foregoing grants to non-employee directors joining our Board of Directors other than at an annual shareholder meeting are prorated for the number of months remaining until Celladon’s next annual shareholder meeting); and

•	upon first joining Celladon’s Board of Directors, an automatic initial grant of an option to purchase 667 shares of Celladon’s common stock that vests monthly over a three-year period following the grant date subject to the director’s continued service with the Company.

Each of the option grants described above vest and become exercisable subject to the director’s continuous service with the Company, provided that each option vests in full upon a change of control, as defined under the Company’s 2013 Equity Incentive Plan. In addition, the post-termination exercise period for each of the option grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options were granted under the Company’s 2013 Equity Incentive Plan.

Private Eiger did not have a director compensation policy, and none of Private Eiger’s directors, including those that presently serve as directors of the Company, received compensation during the year ended December 31, 2015. However, Private Eiger provided reimbursement for reasonable out of pocket expenses incurred for attending meetings of the Private Eiger board of directors.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2015 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Eiger Bridge Financing

In November 2015, Private Eiger entered into a convertible note and warrant purchase agreement (the “Private Eiger Bridge Financing”), in which Private Eiger issued (i) convertible promissory notes (the “Private Eiger Bridge Notes”) for an aggregate principal amount of $6.0 million, and (ii) warrants exercisable for shares of Private Eiger’s equity securities at a purchase price of $0.01 per share. The Private Eiger Bridge Notes accrued interest at a rate of 6% per year and had a maturity date of March 31, 2016.

The following table summarizes the participation in the Private Eiger Bridge Financing by holders of more than 5% of Private Eiger’s capital stock and their affiliates.

Name	Aggregate Loan Amount
InterWest Partners X, L.P.(1)	$2,000,000
Entities affiliated with Vivo Ventures Fund VI, L.P.(2)	$2,000,000

(1)	Nina Kjellson is a member of the Company’s board of directors who has been designated by InterWest Partners X, L.P.
(2)	Includes Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund L.P. Edgar Engleman is a member of the Company’s board of directors who has been designated by Vivo Ventures Fund VI, L.P.

Series A-1 Preferred Stock Financing

In April 2011, Private Eiger entered into a Series A-1 preferred stock purchase agreement, pursuant to which Private Eiger issued and sold, in a series of closings, an aggregate of 24,935,950 shares of Private Eiger’s Series A-1 Preferred Stock at a price of $0.58 per share.

The following table summarizes the participation in the Series A-1 convertible preferred stock financing by holders of more than 5% of Private Eiger’s capital stock and their affiliates. The shares of Series A-1 convertible preferred stock of Private Eiger converted into shares of the Company at the closing of the Merger at an exchange ratio of approximately 0.09 shares of common stock of the Company for each share of Private Eiger.

Name	Shares of Series A-1 Preferred	Aggregate Purchase Price
InterWest Partners X, L.P.(1)	11,189,654	$6,489,999.32
Entities Affiliated with Vivo Ventures(2)	11,189,654	$6,489,999.32

(1)	Nina Kjellson is a member of the Company’s board of directors who has been designated by InterWest Partners X, L.P.
(2)	Consists of (a) 11,108,277 shares purchased by Vivo Ventures Fund VI, L.P. and (b) 81,377 shares purchased by Vivo Ventures VI Affiliates Fund, L.P. Edgar Engleman is a member of the Company’s board of directors who has been designated by Vivo Ventures Fund VI, L.P.

Eiger Subscription Agreement

Certain holders of more than 5% of Private Eiger’s capital stock were parties to a Subscription Agreement, dated November 18, 2015, pursuant to which on March 22, 2016 such holders each purchased shares of Private Eiger common stock for an aggregate purchase price in excess of $120,000. The table below sets forth the number of shares of Private Eiger common stock that such 5% holders purchased and the aggregate purchase price for such shares.

Name of Purchaser	Aggregate Purchase Price	Number of Shares of Private Eiger Common Stock
HBM Healthcare Investments (Cayman) Ltd	$10,000,000	583,401
InterWest Partners X, L.P.(1)	$7,000,000	408,380
Entities Affiliated with Vivo Ventures Fund VI, L.P.(2)	$7,000,000	408,380

(1)	Nina Kjellson is a member of the Company’s board of directors who has been designated by InterWest Partners X, L.P.
(2)	Consists of (a) 405,411 shares to be purchased by Vivo Ventures Fund VI, L.P. and (b) 2,969 shares to be purchased by Vivo Ventures VI Affiliates Fund, L.P. Edgar Engleman is a member of the Company’s board of directors who has been designated by Vivo Ventures Fund VI, L.P.

Eiccose Asset Purchase Agreement

In October 2015, Private Eiger entered into an Asset Purchase Agreement with Eiccose (the “Eiccose APA”). David Cory, the President, Chief Executive Officer and a director of the Company, is the sole managing member and significant equity interest holder of Eiccose.

Under the Eiccose APA, Private Eiger purchased all intellectual property rights with respect to ubenimex from Eiccose. Specifically, under the Eiccose APA, Eiccose assigned to Private Eiger the exclusive license agreement regarding ubenimex between Eiccose and Nippon Kayaku Co., Ltd., or the NK License. Private Eiger also purchased intellectual property rights related to Stanford Docket S11-438—Pulmonary Arterial Hypertension and Stanford Docket S14-323—Lymphedema, and Eiccose assigned to Private Eiger the exclusive license agreements between Eiccose and the Board of Trustees of Stanford regarding these two Stanford Dockets, or the Stanford Licenses.

Under the terms of the Eiccose APA, at the closing of the financing on March 22, 2016 pursuant to the Subscription Agreement referenced above, Private Eiger issued to Eiccose 96,300 fully vested shares of Private Eiger common stock. Under the terms of the Eiccose APA, the Company is further required to pay Eiccose milestone payments totaling up to $10.0 million after achievement of specified milestones. The Company is also required to pay Eiccose royalties at a rate in the low single digits based on the net sales of the first pharmaceutical product sold to an independent third party that contains or uses ubenimex.

Under the Eiccose APA, Private Eiger also paid to Eiccose a total of $119,673, representing reimbursement of certain specified expenses, including payments and accrued amounts owed under the Stanford Licenses for previously incurred patent expenses and costs related to the negotiation and assignment of the Stanford Licenses.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Eiger shareholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Eiger. Direct your written request to Eiger BioPharmaceuticals, Inc., James Welch, Chief Financial Officer, 350 Cambridge Ave., Suite 350, Palo Alto, CA 94306 or contact Mr. Welch at 650-272-6138. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Secretary

July 22, 2016

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Corporate Secretary, Eiger BioPharmaceuticals, Inc., 350 Cambridge Ave., Suite 350, Palo Alto, CA 94306.

Appendix A

EIGER BIOPHARMACEUTICALS, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: SEPTEMBER 3, 2013

APPROVED BY THE STOCKHOLDERS: OCTOBER 10, 2013

AMENDED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS: MAY 27, 2016

AMENDED BY THE BOARD OF DIRECTORS: JUNE 1, 2016

APPROVED BY THE STOCKHOLDERS:                     , 2016

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 100,000 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the IPO Date and ending on (and including) January 1, 2026, in an amount equal to the lesser of (i) 1% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (ii) 165,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee and elects to participate in an Offering will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) The Board may provide that each person who did not elect to fully participate in an ongoing Offering prior to the commencement of a subsequent Purchase Period and elects to participate in the Offering will, on a date or dates specified in the Offering which coincides with the day on which such person elects to participate in the Offering or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first elects to participate in the Offering within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(d) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(d), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(e) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(f) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the

Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions.

(d) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e) Unless otherwise specified in the Offering, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common

Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

13.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the IPO Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

14.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

15.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(f) “Common Stock” means, as of the IPO Date, the common stock of the Company, having 1 vote per share.

(g) “Company” means Eiger BioPharmaceuticals, Inc., a Delaware corporation.

(h) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(i) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(j) “Director” means a member of the Board.

(k) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(m) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Sections 409A of the Code.

(iii) Notwithstanding the foregoing, for any Offering that commences on the IPO Date, the Fair Market Value of the shares of Common Stock on the Offering Date will be the price per share at which shares are first sold to the public in the Company’s initial public offering as specified in the final prospectus for that initial public offering.

(p) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

(q) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(r) “Offering Date” means a date selected by the Board for an Offering to commence.

(s) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(t) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(u) “Plan” means this Eiger BioPharmaceuticals, Inc. 2013 Employee Stock Purchase Plan, as amended.

(v) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(w) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(x) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(y) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Appendix B

EIGER BIOPHARMACEUTICALS, INC.1

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: SEPTEMBER 3, 2013

APPROVED BY THE STOCKHOLDERS: OCTOBER 10, 2013

AMENDED BY THE BOARD OF DIRECTORS: SEPTEMBER 11, 2013

APPROVED BY THE STOCKHOLDERS: OCTOBER 9, 2013

AMENDED BY THE BOARD OF DIRECTORS: OCTOBER 15, 2013

APPROVED BY THE STOCKHOLDERS: OCTOBER 21, 2013

AMENDED BY THE BOARD OF DIRECTORS: OCTOBER 29, 2013

AMENDED BY THE BOARD OF DIRECTORS: JANUARY 21, 2014

APPROVED BY THE STOCKHOLDERS: JANUARY 27, 2014

IPO DATE: FEBRUARY 4, 2014

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: JUNE 1, 2016

APPROVED BY THE STOCKHOLDERS:                     , 2016

EFFECTIVE DATE OF AMENDMENT AND RESTATEMENT: AUGUST 29, 2016

1.	GENERAL.

(a) Successor to and Continuation of Prior Plan. The Restated Plan is intended as the successor to and continuation of the Celladon Corporation 2012 Equity Incentive Plan, as amended (the “2012 Plan”) and the Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) and the successor to the Celladon Corporation 2001 Stock Option Plan (the “2001 Plan” and, together with the 2012 Plan, the “Prior Plans Before the Restatement” and, together with the 2012 Plan and 2009 Plan, the “Prior Plans”). All Stock Awards granted on or after 12:01 a.m. Pacific Time on the Restatement Date will be granted under this Restated Plan. All outstanding stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans and the applicable award agreement. All outstanding stock awards granted under the Original Plan prior to the Restatement Date shall remain subject to the terms of the Original Plan and the applicable award agreement. All Awards granted on or after the Restatement Date shall be subject to the terms of this Restated Plan and the applicable award agreement.

(i) Any shares that remained available for future grants under the 2012 Plan prior to the IPO Date (the “2012 Plan’s Available Reserve”) ceased to be available under the 2012 Plan at such time. Instead, that number of shares of Common Stock equal to the 2012 Plan’s Available Reserve has been added to the Share Reserve (as further described in Section 3(a) below) and became immediately available for grants and issuance pursuant to Stock Awards hereunder, up to the maximum number set forth in Section 3(a) below.

(ii) Any shares that would otherwise remain available for future grants under the 2009 Plan as of 12:01 a.m. Pacific Time on the Restatement Date (the “2009 Plan’s Available Reserve”) will cease to be available under the 2009 Plan at such time. Instead, that number of shares of Common Stock equal to the 2009 Plan’s Available Reserve will be added to the Share Reserve (as further described in Section 3(a) below) and will be immediately available for grants and issuance pursuant to Stock Awards hereunder, up to the maximum number set forth in Section 3(a) below.

(iii) In addition, from and after 12:01 a.m. Pacific time on the Effective Date, with respect to the aggregate number of shares subject, at such time, to outstanding stock awards granted under the Prior Plans Before the Restatement that (1) expire or terminate for any reason prior to exercise or settlement; (2) are forfeited

[1]	Formerly known as Celladon Corporation.

because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (3) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares, the “2012 Plan and 2001 Plan Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such a share becomes a 2012 Plan and 2001 Plan Returning Share, up to the maximum number set forth in Section 3(a) below.

(iv) Additionally, from and after 12:01 a.m. Pacific time on the Restatement Date, with respect to the aggregate number of shares subject, at such time, to outstanding stock awards granted under the 2009 Plan that (1) expire or terminate for any reason prior to exercise or settlement; (2) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (3) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares the “2009 Plan Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such a share becomes a 2009 Plan Returning Share, up to the maximum number set forth in Section 3(a) below.

(b) Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c) Available Awards. The Restated Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Restated Plan, through the grant of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Restated Plan. The Board may delegate administration of the Restated Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Restated Plan:

(i) To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Restated Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Restated Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Restated Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Restated Plan or Award fully effective.

(iii) To settle all controversies regarding the Restated Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).

(v) To suspend or terminate the Restated Plan at any time. Except as otherwise provided in the Restated Plan or an Award Agreement, suspension or termination of the Restated Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Award without the Participant’s written consent, except as provided in subsection (viii) below.

(vi) To amend the Restated Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or bringing the Restated Plan or Awards granted under the Restated Plan into compliance with the requirements for Incentive Stock Options or ensuring that they are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Restated Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Restated Plan, (B) materially expands the class of individuals eligible to receive Awards under the Restated Plan, (C) materially increases the benefits accruing to Participants under the Restated Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Restated Plan, (E) materially extends the term of the Restated Plan, or (F) materially expands the types of Awards available for issuance under the Restated Plan. Except as otherwise provided in the Restated Plan or an Award Agreement, no amendment of the Restated Plan will materially impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii) To submit any amendment to the Restated Plan for stockholder approval, including, but not limited to, amendments to the Restated Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Restated Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Restated Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Restated Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Restated Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Restated Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi) To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Stock Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Stock Award and (y) granted under the Restated Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Restated Plan to a Committee or Committees. If administration of the Restated Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Restated Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Restated Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Restated Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Restated Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(y)(iii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES SUBJECT TO THE RESTATED PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed the sum of (i) 98,249 new shares that were approved on September 3, 2013, plus (ii) 1,296,683 new shares that were approved on August 29, 2016, plus (iii) the number of shares subject to the 2012 Plan’s Available Reserve, plus (iv) the number of shares subject to the 2009 Plan’s Available Reserve, plus (v) an aggregate of 158,149 new shares added pursuant to automatic increases that occurred on January 1, 2015 and January 1, 2016, plus (vi) the number of shares that are 2012 Plan and 2001 Plan Returning Shares, as such shares become available from time to time, plus (vii) the number of shares that are 2009 Plan Returning Shares, as such shares become available from time to time (such aggregate number of shares, the “Share Reserve”). For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Restated Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(ii) In addition, the Share Reserve will automatically increase on the first day of each fiscal year, for a period of not more than ten years from the date the Restated Plan is approved by the stockholders of the Company, commencing on the first day of the fiscal year following the year in which the Restatement Date occurs, in an amount equal to 5% of the total number of shares of Capital Stock outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, the Board may act prior to the first day of a given fiscal year to provide that there will be no increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Restated Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued under the terms of this Restated Plan in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Restated Plan.

(b) Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Restated Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Restated Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Restated Plan.

(c) Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 10,000,000 shares of Common Stock.

(d) Section 162(m) Limitations. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations shall apply.

(i) A maximum of 1,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted may be granted to any one Participant during any one calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders.

(ii) A maximum of 1,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii) A maximum of $2,000,000 may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e) Limitation on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Stock Awards granted under the Restated Plan or otherwise during any one fiscal year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such fiscal year for service on the Board, will not exceed $300,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes). The Board may make exceptions to the applicable limit in this Section 3(e) for individual Non-Employee Directors in extraordinary circumstances (for example, to compensate such individual for interim service in the capacity of an officer of the Company), as Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(f) Source of Shares. The stock issuable under the Restated Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in consultation with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Restated Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2) or comparable local law. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received on exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service.

(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d) above) that is payable (including that may be granted, may vest or may be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d) above) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(iv) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, and (b) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of, or completion of any Performance Goals, the number of shares of Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, will determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Restated Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Restated Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act or other applicable law, the Restated Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Restated Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable law.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Restated Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is domiciled or incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that such Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Restated Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the

Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Restated Plan and in accordance with applicable law.

(k) Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Restated Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Restated Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Restated Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(l) Clawback/Recovery. All Awards granted under the Restated Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Restated Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution. Except as otherwise provided in the Stock Award Agreement, in the event of a Dissolution of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.

(c) Transaction. The following provisions will apply to Stock Awards in the event of a Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Transaction, then, notwithstanding any other provision of the Restated Plan, the Board will take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.	TERMINATION OR SUSPENSION OF THE RESTATED PLAN.

The Board may suspend or terminate the Restated Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Restated Plan is adopted by the Board, or (ii) the date the Restated Plan is approved by the stockholders of the Company. No Awards may be granted under the Restated Plan while the Restated Plan is suspended or after it is terminated.

11.	EFFECTIVE DATE OF THE AMENDMENT AND RESTATEMENT

The Restated Plan will become effective on the Restatement Date; provided, however, that no Award may be granted under the Restated Plan prior to the Restatement Date. In addition, no Stock Award granted under the Restated Plan will be exercised (or, in the case of a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, or Other Stock Award, no Stock Award will be granted) and no Performance Cash Award granted under the Restated Plan will be settled unless and until the Restated Plan has been approved by the stockholders of the Company, which approval will be within 12 months after the date the Restated Plan is adopted by the Board.

12.	CHOICE OF LAW.

The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Restated Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Restated Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Restated Plan or subject to any Stock Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(h) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (C) on account of the acquisition of securities of the Company by any individual who is, on the IPO Date, either an executive officer or a Director (either, an “IPO Investor”) and/or any entity in which an IPO Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “IPO Entities”) or on account of the IPO Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (D) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the IPO Entities;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the IPO Entities; or

(iv) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of the Restated Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

(i) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Common Stock” means, as of the IPO Date, the common stock of the Company, having one vote per share.

(l) “Company” means Eiger BioPharmaceuticals, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Restated Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Restated Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(n) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the

Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(o) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(p) “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(q) “Director” means a member of the Board.

(r) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(s) “Dissolution”means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs. Conversion of the Company into a Limited Liability Company will not be considered a “Dissolution” for purposes of the Plan.

(t) “Effective Date” means the effective date of the Original Plan, which is the IPO Date.

(u) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Restated Plan.

(v) “Entity” means a corporation, partnership, limited liability company or other entity.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the IPO Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(y) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(z) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Restated Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(aa) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

(bb) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(cc) “Nonstatutory Stock Option” means any Option granted pursuant to Section 5 of the Restated Plan that does not qualify as an Incentive Stock Option.

(dd) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(ee) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Restated Plan.

(ff) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Restated Plan.

(gg) “Optionholder” means a person to whom an Option is granted pursuant to the Restated Plan or, if applicable, such other person who holds an outstanding Option.

(hh) “Original Plan” means the Eiger BioPharmaceuticals, Inc. 2013 Equity Incentive Plan, as originally adopted on the Effective Date.

(ii) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(jj) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Restated Plan.

(kk) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ll) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(mm) “Participant” means a person to whom an Award is granted pursuant to the Restated Plan or, if applicable, such other person who holds an outstanding Stock Award.

(nn) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(oo) “Performance Criteria” means the one or more criteria that the Board or Committee (as applicable) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board or Committee: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) operating profit or net operating profit; (29) workforce diversity; (30) growth of net income or operating income; (31) billings; (32) pre-clinical development related compound goals; (33) financing; (34) regulatory milestones, including approval of a compound; (35) stockholder liquidity; (36) corporate governance and compliance; (37) product commercialization; (38) intellectual property; (39) personnel matters; (40) progress of internal research or clinical programs; (41) progress of programs; (42) partner satisfaction; (43) budget management; (44) clinical achievements; (45) completing phases of a clinical study (including the treatment phase); (46) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (47) timely completion of clinical trials; (48) submission of INDs and NDAs and other regulatory achievements; (49) partner or collaborator achievements; (50) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (51) research and development progress, including the development of programs; (52) investor relations, analysts and communication; (53) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (54) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); (55) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (56) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (57) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (58) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board or Committee.

(pp) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board or Committee (as applicable) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (11) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; and (12) to exclude the effects of entering into or achieving milestones involved in licensing arrangements. In addition, the Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(qq) “Performance Period” means the period of time selected by the Board or Committee (as applicable) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.

(rr) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(ss) “Restated Plan” means this Amended and Restated Eiger BioPharmaceuticals, Inc. 2013 Equity Incentive Plan, which amends and restates the Original Plan.

(tt) “Restatement Date” means the effective date of this Restated Plan document, which is the date of the annual meeting of stockholders of the Company held in calendar year 2016 provided the Restated Plan is approved by the Company’s stockholders at such meeting.

(uu) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(vv) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Restated Plan.

(ww) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(xx) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Restated Plan.

(yy) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(zz) “Securities Act” means the Securities Act of 1933, as amended.

(aaa) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(bbb) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Restated Plan.

(ccc) “Stock Award” means any right to receive Common Stock granted under the Restated Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(ddd) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Restated Plan.

(eee) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(fff) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ggg) “Transaction” means a Corporate Transaction or a Change in Control.

VOTE BY INTERNET - www.proxyvote.com
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EIGER BIOPHARMACEUTICALS INC
350 CAMBRIDGE AVENUE, SUITE 30
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PALO ALTO, CA 94306
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For Withhold For All
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
All All Except
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees 01
David A Cory
02 Nina Kjellson
For Against Abstain
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
2 To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.
3 To approve an amendment to the Company’s 2013 Employee Stock Purchase Plan (the 2013 ESPP) to increase the authorized shares authorized for issuance under the 2013 ESPP by 57,323 shares.
4 To approve an amendment and restatement of the Company’s 2013 Equity Incentive (the 2013 EIP).
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com
EIGER BIOPHARMACEUTICALS INC Annual Meeting of Shareholders August 29, 2016 9:30 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint David A. Cory and James A Welch, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of EIGER BIOPHARMACEUTICALS INC., that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:30 AM, PDT on August 29, 2016, at the Company’s offices located at 366 Cambridge Avenue, Palo Alto, CA, 94306 and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
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Continued and to be signed on reverse side